Registration No. 333-128608

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	China Energy Corporation
	(Name of small business issuer in its charter)

Nevada	1400
(State or jurisdiction of incorporation	(Primary Standard Industrial Classification Code	(I.R.S. Employer Identification
or organization)	Number)	Number)

6130 Elton Avenue, Las Vegas, Nevada 89107 Tel: 1-702- 216-0472

(Address and telephone number of principal executive offices)

No.57, Xinhua East Street, Hohhot City, Inner Mongolia

(Address of principal place of business or intended principal place of business)

Magnum Equities Group Inc.

#610-1112 West Pender Street, Vancouver, BC V6E2S1 Canada Tel: 1-604-697-8899

Fax: 1-604-687-8898

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common	32,495,217	$0.19	$6,174,091.23	$726.69

Stock

(1)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the deemed price shares were issued to our shareholders in a Regulation S offering. The price of $0.19 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The information in this preliminary prospectus ("Prospectus") is not complete and may be changed. We may not sell these securities nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion, Dated ______________, 2005

PROSPECTUS

China Energy Corporation

All of the shares being offered, when sold, will be sold by the Selling Shareholders as listed in this prospectus. The selling shareholders are offering:

32,495,217 shares of common stock

The shares were acquired by the selling shareholders directly from us in a private offering that was exempt from registration under the United States securities laws. We will bear all expenses related to the offering.

Our common stock is presently not traded on any market or securities exchange. It is our intention to have a market maker apply for trading for our common stock on the Over the Counter Bulletin Board following the effectiveness of this registration statement. The 32,495,217 shares of our common stock will be sold by selling security holders at a fixed price of $ 0.19 share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Please note that these shares may be illiquid. Selling security holders will receive proceeds upon sale of our shares.

The Selling Shareholders may sell the shares as detailed in the section entitled "Plan of Distribution".

The purchase of the securities offered through this prospectus involves a high degree of risk. SEE SECTION TITLED "RISK FACTORS" ON PAGE 12.

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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

**************

Dealer Prospectus Delivery Obligation

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

About us

We, China Energy Corporation ("CEC"), produce coal through our subsidiary Inner Mongolia Tehong Coal Group Co, Ltd. ("Coal Group") and supply heating requirements throughout the XueJiaWan district through our subsidiary Inner Mongolia Zhunger Heat Power Co., Ltd. ("Heat Power"). We acquired our subsidiaries on November 30, 2004.

Inner Mongolia Tehong Coal Group Co., Ltd. ("Coal Group")

Coal Group produces coal from the LaiYeGou coal mine located in Erdos City, Inner Mongolia, People's Republic of China. Its trade consists of production and processing of raw coal for domestic heating, electrical generation and steel production purposes. The principal sources of revenue are generated from local heating power industry.

Coal Group produces approximately 500,000 tons of coal per year based on current levels of input (an increase from 56 hour week to 70 hours) and has the capacity of producing approximately up to 1,200,000 tons subject to enhancement of productions lines in the next 2 years. Coal Group is in the planning stages for increasing our capacity to 600,000 tons of coal per year.

The raw coal produced is lignite coal and has a high ash melting point with high thermal value used almost exclusively as fuel for steam-electric power generation. It has low sulphur and low chemical emission which satisfies government environmental protection standards with heating capability of 6,800 -7,000 Kilocalories ("Kcal").

The following consists of tonnage of coal produced and purchased from external sources in the past 3 years:

Year	Produced		External Sources
2003	235,322		20,936
2004	506,913		34,295
2005	612,739	*	100,358

* 2005 production exceeded capacity of 500,000 tons produced per year as mentioned above as a result of increasing the levels of input or productive capacity.

Inner Mongolia Zhunger Heat Power Co., Ltd. ("Heat Power")

Heat Power currently supplies heating requirements throughout 80 hectares (approximately 198 acres) of the XueJiaWan district in XueJiaWan Town, Zhunger County with 7 heating plants operated by our employees. These plants are in the process of being phased out by newly constructed plants ("XueJiaWan Expansion") with heating and electricity generation capabilities as mentioned herein. Newly constructed plants are expected to be fully operational in May 2006.

Heat Power obtains its supply of powdered coal required to generate heat production from Zhunger County Guanbanwusu Coalmine ("Guanbanwusu"), an unrelated, unassociated 3rd party.

Heat Power does not supply steam or hot water. Only heating is supplied. Water is heated in the plant using boilers, and then transmitted by pipeline to warm radiators where it is circulated to provide the desired heat. These uses include private dwellings, factories as well as municipal facilities. Our customer needs for this area of coverage is limited to heating needs.

The XueJiaWan Expansion has been completed to cover a total of 120 hectares (approximately 296 acres) where heating and electricity requirements will be provided by May 2006 subject to testing and debugging of equipment.

XueJiaWan Expansion consists of refurbishment of existing heating facilities which were inefficient in its coverage to areas and establishment of electrical generation facilities. The Autonomous Region Planning & Reform Committee appointed Heat Power in 2003 to establish a thermoelectric plant providing heating and electricity capable of expanding coverage in the area serving a larger population base.

When the XueJiaWan project begins operation it will provide electricity through an intermediary, Inner Mongolia Electric Power Co., Ltd. (a Government owned and controlled utility company), which will provide electricity to its users. We will, therefore, be operating two processes, one for heating and one for co-generation of electricity supply.

Heat Power is not a regulated utility company and therefore such regulations are only applicable to the entity providing service to the end users. Inner Mongolia Electric Power Co., Ltd. is subject to these applicable rules and regulations consisting of compliance to safety and environmental standards and pricing structures set by the Inner Mongolia Government.

Differing Legal Systems

The Chinese market we operate in is governed under the laws of the People's Republic of China ("PRC"), a different legal system than that of North American laws. By laws, we mean encompassing laws such as environment, employment and corporate.

The following are some of the PRC laws that differ from North American laws that have a material effect on our operations and should be known by investors:

1. Enforcement of civil action against persons in China may be difficult:

Our shareholders, officers and directors are residents of China and as a result, it may be difficult to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

Legal systems are readily revised, and new laws put into effect among different sectors of government and such laws may be contradictory and therefore may not be enforceable. The legal system in China is currently in its development stages.

2.	Interpretation of agreements and other documentation translated to English may be difficult.

Most of the agreements we enter into and documentation we provide in the attached Exhibits were originally prepared in Chinese. Although every attempt is made to translate these documents to plain English to the best of our ability, the language used may not be similar to North American standards.

The offering

We are offering 32,495,217 shares of our common stock at a price of $0.19 per share under Rule 415 of the Securities Act of 1933. The offering pertains ONLY to shares which are to be offered or sold solely by or on behalf of a person or persons other than the Company, our subsidiaries or a person of which the registrant is our subsidiaries.

The shares offered are held by 5% or greater principal shareholders. ("Selling Shareholders"). Our 5% shareholders own an aggregate of 92% of our outstanding shares and will exercise control over matters requiring stockholder approval and will be able to elect all of our directors. Such control, which may have the effect of delaying, deferring or preventing a change of control, is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have in the Company.

Our shares are currently not traded on any market or exchange and as a result may be illiquid until we are quoted on an exchange.

History and result of operations

CEC was incorporated in the state of Nevada on October 11, 2002 for the purpose of producing coal to meet the increasing demand in power and heating industries and also to expand thermoelectric plants and networks in rural developments. CEC was a shell company until it entered into the Share Exchange Agreement to acquire its subsidiaries, Coal Group and Heat Power, on November 30, 2004.

Although CEC is the legal survivor of this acquisition and is the registrant with the Securities and Exchange Commission, under accounting principles generally accepted in the United States, the transaction was accounted for as a reverse merger, whereby Coal Group is considered the "acquirer" of CEC for financial reporting purposes as its shareholders control a majority of the post transaction combined company. Among other matters, this requires CEC to present in all financial statements and other public information filings, prior historical and other information of Coal Group, and requires a retroactive restatement of Coal Group historical shareholder investment for the equivalent number of shares of common stock received in the merger. Accordingly, our financial statements present the results of operations of Coal Group for the year ended November 30, 2004 and reflect the acquisition of November 30, 2004 under the purchase method of accounting. Subsequent to November 30, 2004, the operations of the Company reflect the combined operations of CEC and Coal Group.

Since the inception of Coal Group in 2000, its trade consists of production and processing of raw coal for both domestic heating and electrical generation purposes and acting as a brokerage in facilitating coal trade buyers and sellers. Our brokerage activities during 2005 and to date have been limited as our focus is on direct supply of raw coal.

Through Heat Power, we operate heating plants located in the XueJiaWan district in which we have a monopoly granted to us by the Inner Mongolia government.

For the years ended November 30, 2005 and 2004, we generated net income of $ 3,924,810 and $ 1,156,309, respectively.

We estimate our cash requirements for the next 12 months will be approximately $ 12,529,250 in order to cover our working capital needs as follows:

	Coal Group	Heat Power	Total
Materials	4,743,750	2,406,250	7,150,000
Labor	163,750	1,093,750	1,257,500
Overhead	1,092,500	437,500	1,530,000
Selling expense	1,310,000	205,000	1,515,000
Administrative expense	808,000	268,750	1,076,750
Total	$ 8,118,000	$ 4,411,250	$ 12,529,250

We currently are able to sustain our working capital needs through profits we generate and shareholder loans.

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia. Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

We are in the process of constructing our website and expect it to be fully operational in the next 3 months.

THE OFFERING

This prospectus covers up to 32,495,217 shares of our common stock to be sold by selling stockholders identified in this prospectus.

Shares offered by the selling security	32,495,217 shares of common stock,
holders:	$0.001 par value per share

Offering price:	$0.19 per share

Common stock outstanding as of April	45,000,000 shares
14, 2006

Common stock outstanding assuming	45,000,000 shares
the maximum number of shares are
sold pursuant to this offering:

Number of shares owned by the selling	0 shares. (1)
shareholders after the offering:

Use of proceeds:	We will not receive any of the proceeds of
the shares offered by the selling
shareholders.

Dividend policy:	We currently intend to retain any future
earnings to fund the development and
growth of our business. Therefore, we do
not currently anticipate paying cash
dividends. See "Dividend Policy."

OTC/BB symbol	Not available

(1)	This number assumes that each selling shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling shareholders are not required to sell their shares. See "Plan of Distribution."

Summary Financial Information

Balance Sheet Data: (Consolidated)	Year ended, November 30, 2005	Year ended, November 30, 2004
	(Audited)	(Audited)
Cash	$ 1,931,249	$ 1,687,816
Total Assets	22,450,831	12,132,913
Liabilities	11,281,009	4,923,606
Total Stockholders' Equity	11,169,822	7,209,107
Total Liabilities and Stockholder's Equity	$22,450,831	$12,132,713

Statement of Operations (Consolidated)	Year ended, November 30, 2005	Year ended, November 30, 2004

	(Audited)	(Audited)
Sales	$ 13,052,620	$ 4,320,287
Gross Profit from Operations	7,101,955	2,133,589
Selling and Administrative Expenses	1,440,614	975,066
Operating Income	5,666,372	1,158,523

Net Income	$ 3,924,810	$ 1,156,309
Net Income Per Share	$ 0.09	$ 0.03
Weighted Average Number of Common Shares
Outstanding	45,000,000	45,000,000

RISK FACTORS

***You should read the following risk factors

carefully before purchasing our common stock. ***

RISKS RELATING TO OUR BUSINESS

Our management lacks technical training with operating a mine and as a result may cause the Company to suffer irreparable harm due management's lack of training.

The lack of technical training of our management requires us to rely on professional engineers as an integral part of our operations. As a result of management's lack of training, we may not take into account standard engineering or managerial approaches other mineral explorations companies commonly use. Consequently without the technical expertise of either retained staff or contracted 3rd parties, we could suffer irreparable harm in our operations, earnings and ultimate financial success.

Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have.

Extensive national, regional and local environmental laws and regulations in China affect our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, which provide for user fees, penalties and other liabilities for the violation of these standards. We believe we are currently in compliance with all existing China environmental laws and regulations. However, as new environmental laws and legislation are enacted and the old laws are repealed, interpretation, application and enforcement of the laws may become inconsistent. Compliance in the future could require significant expenditures, which may adversely effect our operations. The enactment of any such laws, rules or regulations in the future may have a negative impact on our projected growth, which could in turn decrease our projected revenues or increase our cost of doing business.

The potential liability for violation of environmental standards consists of loss of our business licenses causing irreparable damage to our reputation and payment of penalties which range depending on the nature of the violation and history of previous violations made. There is currently no fixed amount set by the Government and penalties are determined on a case by case basis. In addition, the project which we undertake will be ceased until compliance with environmental standards is adhered to.

We are required to renew our business license every 10 years where if we are in violation of any environmental or company act laws, our business may be suspended until such violations are remedied.

If our business license is not granted renewal, our operations will be suspended causing not only loss in profits but loss of existing and potential customer base, damage to our reputation, and related costs incurred for business interruption.

Heat Power may be entitled to tax concessions in areas described as "West Region Development Plan" for a set period of time however may lose this benefit at anytime as determined by the Government.

Tax concessions are granted by the Provincial Government to encourage development in rural areas in XueJiaWan. Heat Power is currently under application for these tax concessions. Income taxes are exempt for 5 years upon initial operation and subject to a 50% lower rate until 2010. The Government may at its discretion terminate such tax concessions at any time and we may not have the resources to cover our income taxes as they become due as our budgets are based upon granting of these tax concessions. Heat Power is currently under application to obtain such tax concessions.

We are dependent on a few key personnel, being our officers and directors

We are substantially dependent upon the efforts and skills of our executive officers, WenXiang Ding, YanHua Li and WuSheng Liu. The loss of the services of any of the executive officers could have a material adverse effect on our business.

Our shareholders may not be able to enforce U.S. civil liabilities claims.

Our assets are located outside the United States and are held through a wholly-owned subsidiary incorporated under the laws of Nevada. Our current operations are conducted in China. In addition, our directors and officers are residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in these countries against us or such persons predicated upon the securities laws of the United States or any state thereof.

We carry no insurance policies and are at risk of incurring personal injury claims for our subcontractors, and incurring loss of business due to theft, accidents or natural disasters.

We currently carry no policies of insurance to cover any type of risk for our contractors. It is common practice in China not to carry such insurance. Should any of such events occur, we are liable for all costs incurred to replace, repair any damage and or compensate for incidences. The costs incurred may adversely affect our operations and we may not have the necessary capital to sustain minimum working capital needs. Social insurance may mitigate such costs however may not be sufficient to cover the full cost or compensation depending on the severity of the incident.

We require the approval from the Inner Mongolia Government for all of our expansion projects and, as a result, could face delays for an indefinite period of time should the Government determine that such expansion project is not in accordance with the rate of economic growth projected over a certain period of time.

All approvals are made under the National Planning and Reform Committee of the Inner Mongolian Government.

The approval process varies depending on size of expansion plans. The following is an estimation of a time it takes to receive approval from the Inner Mongolian Government:

Step No.			Time Required to
Approve

1		Preparation of feasibility	One month
report and application form
prepared by qualified
institution

2		Local Planning Committee	3 working days
reviews application with City
Planning Committee

3		City Planning Committee	5 working days
reviews application with
National Planning Committee

4		Decision is received	3 working days

5		Upon approval, the applicant
will provide the following
subject to receiving final
approval:
	a.	Minute book
	b.	Environmental evaluation
		report	20 work days
	c.	Survey of land used
	d.	Water and land protection
		plan	5 work days
	e.	Water resource survey	20 work days
5 work days

The prices we charge to supply heating in Zhunger County is determined by the Inner Mongolia Zhunger Pricing Bureau ("the Bureau") and we may not be able to recoup increases in the cost of raw materials or expenses for an undetermined period of time until application to increase prices is approved.

We are under application to increase the pricing structures of heat supply with Bureau as a result of increases in the cost of coal. Should our application be rejected, this may effect the commencement or completion of new and existing expansion projects and we may require capital from other sources such as shareholder or bank loans which may not be available to us.

In recent years, the price of raw materials has increased and therefore leading to increases in cost of heat supply. To increase the price charged to supply heating we must receive approval from the Bureau. The approval process begins with preparation of cost analysis and thereon a hearing will be arranged determining whether the increase is justified.

During the time, the Bureau may grant us a subsidy when the price of raw material increase is more than 10% of the heat supply price. We are under no circumstances permitted to increase heat supply prices in order to recoup raw material costs.

The capital which we require if we do not receive approval to increase our heat supply prices is approximately $ 250,000 based on 2004 increases and 50,000 tons of coal used. During this year the price of coal increased by 40%.

Our rate of profit is capped by government regulations as prices for heat supply are determined by the Bureau and we may not be able recoup our costs or cover our working capital needs.

Our level of profit is capped by the Bureau as determined from time to time upon review of economic circumstances such as price of raw materials in comparison with price point of heat usage charges. The level of profit will not exceed the amount the Bureau determines to be the price charged.

We are operating under conditions where political and legal uncertainties exist whereby changes in the political climate may cause us to incur costs to rectify any changes either local, provincial or central governments may impose on us at any time.

Chinese government policy is volatile as property rights are insecure and the rule of law is still in its infancy. We are subject to unpublished regulations from local, provincial, and national governments, which often have different and sometimes conflicting agendas and demands. This may affect our operations in all aspects from the price we charge for coal, heat, hot water, electricity supply and the approval process of new expansion projects. The price we charge may be lower than desired and new expansion projects may be delayed indefinitely as a result of conflict with various levels of government.

As a member of the Local Coal Sales Association the minimum price at which we sell coal in any area in China is determined by the Local Coal Sales Association and if there is any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for a decrease in demand without loss of our membership.

If the demand for a particular type of coal decreases, we are not able to decrease our prices in order to generate cash flow when needed until the Local Coal Sales Association A determines such decrease is warranted. We may not be able to sell coal at such minimum prices and as a result may not be able to meet working capital needs and expansion projects may be delayed indefinitely.

The following are minimum price at which we are required to sell coal:

The price for mass coal (large, middle, and powdered individually sold) must be at least $13.30 per ton and the prices for mixed coal (assortment of mass coal) must be at least $11.50 per ton. Prices set by the Coal Sales Association are reviewed periodically as market conditions change. Enforcement of these price points are also governed under this authority.

We may not be able to expand our production capabilities of the LaiYeGou mine by 20% due to capital constraints and therefore may not meet demand resulting in lost profits.

The expansion of LaiYeGou requires an investment of approximately $ 10,353,195 of which we will require such funds to be raised either through shareholder loans or through the public. There is no guarantee that we will be able to raise such funds.

Collection of accounts receivables of Coal Group and Heat Power averages to 2 years and 6 months respectively, resulting in cash flow problems in meeting our working capital needs.

It is common in the industry to have the age of our accounts receivable to be of this term and cash flow problems may persist. We will require shareholder loans and or bank loans to cover working capital needs and we may exhaust such loans at any time.

RISKS RELATING TO THE OFFERING

There is no public market for our common stock and therefore the stock you purchase may be illiquid for an indefinite period of time.

There is no public market for the common stock. Although we intend to apply for quotation of our common stock on the OTC Bulletin Board, there can be no assurance that, even if our common stock is approved for quotation, an active trading market for our common stock will develop or be sustained.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the "Securities Exchange Act") impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Our stock is controlled by directors, officers and principal shareholders for the foreseeable future and as a result, will be able to control our overall direction.

Our insiders, being the directors, officers own 18% and together with 5% shareholders own an aggregate of 92% of our outstanding shares. As a result, the insiders could conceivably control the outcome of matters requiring stockholder approval and could be able to elect all of our directors. Such control, which may have the effect of delaying, deferring or preventing a change of control, is likely to continue for the foreseeable future and significantly diminishes control and influence which future stockholders may have in the Company. See "Principal Stockholders."

The initial offering price of $0.19 per share is arbitrarily determined and bears no relation to market value. The market value may be lower than $0.19 per share.

The initial offering price was arbitrarily determined by us based upon the price shares were last sold by us in our most recent Regulation S offering, pursuant to which we entered into an Asset and Share Exchange Agreement (the "Agreement") (Exhibit 10.1) on November 30, 2004 with Coal Group and Heat Power, both Chinese corporations whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power in consideration of 45,000,000 of our common stock at a deemed price of $0.19 per share. The Agreement was made in a non-arms length transaction and the value of our shares may be less than the initial offering price of $0.19.

We may issue more shares for public offerings and this will dilute the value of the shares held by existing shareholders.

Our shareholders are offering 32,495,217 shares with 12,504,783 remaining, totalling 45,000,000 total shares issued. We may issue more shares to raise funds in the public and this will dilute the value of the value of the shares currently outstanding as the price per share will decrease proportionately by the increase in number of shares outstanding; with market conditions held constant. Our need to issue more shares will depend on the amount of shareholder or bank loans which are granted to us from time to time.

FORWARD LOOKING STATEMENTS

This Form SB-2 includes forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning. Various factors could cause actual results to differ materially from those expressed in the forward looking statements, including those described in "Risk Factors" in this Form SB-2. We urge you to be cautious of these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Currency Exchange Between Chinese Renminbi and United States Dollars

While our consolidated financial statements are reported in United States dollars, a significant portion of our business operations are conducted in the Chinese currency Renminbi ("RMB"). In order to provide you with a better understanding of these operations as discussed in-depth in the section titled "Description of Business", we provide the following summary regarding historical exchange rates between these currencies:

China previously did not allow it's currency to float on the open market. Rather, the currency was tied it to the U.S. dollar. This means the RMB exchange rate versus the U.S. dollar was changed very infrequently. When it was changed, it tends to be very significant. During a period of high inflation, a country with a fixed exchange rate such as China will use foreign currency reserves to hold their rate steady until those reserves are exhausted. In this instance the exchange rate change will tend to be significant.

On July 21, 2005, China changed it policy and no longer values its RMB in terms of US dollars. With this change, the Renminbi is expected to increase. The following exchange rates were in effect for Chinese Renminbi exchanged for United States dollars, calculated per the monthly average:

Time Period-Month Ended		Average
November 30, 2004		8.2773
December 31, 2004		8.2763
January 31, 2005		8.2737
February 28, 2005		8.2755
March 31, 2005		8.2784
April 30, 2005		8.2787
May 31, 2005		8.2742
June 30, 2005		8.2797
August 31, 2005		8.2204
September 30, 2005		8.0767
October 31, 2005		8.0711
November 30, 2005		8.0785
December 31, 2005		8.0737
January 31, 2006		8.0647
February 28, 2006		8.0511
March 31, 2006		8.0319

USE OF PROCEEDS

The common shares offered are being registered for the Selling Shareholders as specified herein. The Selling Shareholders will receive all proceeds from the sale of common stock.

DETERMINATION OF THE OFFERING PRICE

The offering price was arbitrarily determined by us based upon the price shares were last sold in our most recent Regulation S offering. Regulation S provides an exemption from registration to United States incorporated companies that sell their securities to individuals who are resident outside of the United States, provided that:

1.	the purchaser certifies that he or she is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person;

2.	the purchaser agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 (the "Securities Act") or pursuant to an available exemption from registration;

3.	the purchaser agrees not to engage in hedging transactions with regard to securities purchased; and

4.	the company is required to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The Selling Shareholders below are offering 32,495,217 shares of common stock offered through this prospectus. A total of 45,000,000 shares of common stock were issued on November 30, 2004 when entered into a Share Exchange Agreement, attached in Exhibit 10.1, with Coal Group and Heat Power whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 of our common stock. The remaining 51% of Heat Power is owned by Coal Group. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

We currently have not engaged any promoters. Our selling shareholders have no relationship with any promoters to date.

The following table provides as of April 14, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders.

Name of Selling Shareholder		Beneficial Ownership Before Offering		# Shares Offered	Beneficial Ownership After Offering (1)

		# Shares	Percent (2)		# Shares	Percent (2)

SanHu	An	400	*	400	0	0%
QingZe	Bai (3)	3,564,967	8%	3,564,967	0	0%
Qun	Ding (4)	4,197,200	9%	4,197,200	0	0%
WenHua	Ding (5)	2,886,571	6%	2,886,571	0	0%
PuiPui	Fong	591,700	1%	591,700	0	0%
Wang	Guo	400	*	400	0	0%
ZhiYong	Guo	384,619	*	384,619	0	0%
JiaWen	Han	100	*	100	0	0%
ShengLi	Hao	500	*	500	0	0%
PeiZen	Hu	152,575	*	152,575	0	0%
Yee	King (6)	2,400,000	5%	2,400,000	0	0%
JianGuang	Li	42,227	*	42,227	0	0%
Junhua	Li (7)	3,456,644	8%	3,456,644	0	0%
JunYan	Li	724,366	2%	724,366	0	0%
Zhimin	Li (8)	3,500,200	8%	3,500,200	0	0%
MeiYu	Liu	400,000	1%	400,000	0	0%
YuhHsin	Liu (9)	3,200,000	7%	3,200,000	0	0%
LiangMei	Qin	400	*	400	0	0%
PuYi	Qu	215,531	*	215,531	0	0%
Yun	Wang	35,189	*	35,189	0	0%
BoRenBaTu	Yang	187,559	*	187,559	0	0%
ShengJie	Yang	215,531	*	215,531	0	0%
LiHua	Zhang	215,531	*	215,531	0	0%
YongFu	Zhang	500	*	500	0	0%
Hangzhou
Dayuan Group
Co., Ltd	(10)	3,323,742	7%	3,323,742	0	0%
Xinghe
County Haifu
Coal
Transportation
& Sale Co.,
Ltd	(11)	2,798,765	6%	2,798,765	0	0%

Total		32,495,217	72%	32,495,217	0	0%

*	Less than 1%

	(1)	This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares.

	(2)	The percentage is based on 45,000,000 common shares outstanding as of April 14, 2006.

The following are the address of 5% shareholders:

                 (3)               QingZe Bai: No.3-10, Building23,HuLunBer North Road, XinCheng District, Hohhot City, Inner Mongolia, China 010050.

(4)	Qun Ding: No.2-1-3,N0.3 Jianshe North Street, Xincheng District , Hohhot City, Inner Mongolia 010010.
(5)	WenHua Ding: No.22-2, First Housing, Wendur Road, Dongsheng City, Inner Mongolia, China, 017000. WenHua Ding is the brother of Wenxiang Ding.
(6)	Yee King: Room 2005, Ping Hei House, Tai Ping Estate, Sheung Shui, N.T. Hong Kong
(7)	Junhua Li: No. 27 Bungalow, Provincial No. 3 Printery Housing, Dongfeng East Road, ChangAn District, Shijiazhuang City, Hebei Province, 050000.
(8)	Zhimin Li: Xichiyang Village, Donghoufang Town, Wuji County, Hebei Province, 052400.
(9) YuhHsin Liu: Room 1308, Wan De Mansion, No.1019 Shen Nan Zhong Lu, Shenzhen, China 518046.
(10) Hangzhou Dayuan Group Co., Ltd: No. 198 GongKang, Hangzhou City, Xhejiang Province, China 310015.
(11)	Xinghe County Haifu Coal Transportation & Sale Co., Ltd: Overseas Apartment, Zhunguan Street, Xincheng District, Hohhot City, Inner Mongolia 010010.

The named parties beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

It is possible that the selling shareholders may not sell all of the securities being offered.

None of the selling shareholders are a broker-dealer or an affiliate of a broker-dealer. To date, the selling shareholders have no agreements, understandings or arrangements with any parties directly or indirectly to dispose of the securities offered.

None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years; or has ever been one of our officers or directors except as noted above family relationships with our President, Wenxiang Ding.

Please refer to ¡°Risks Relating to Our Business- Our shareholders may not be able to enforce U.S. civil liabilities claims.¡±

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the selling shareholders. The 32,495,217 shares of our common stock can be sold by selling security holders at a fixed price of $0.19 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Please note that these shares may be illiquid as these shares are not traded on a market or exchange.

To be quoted on the OTC Bulletin Board, we must engage a market maker to file an application for a trading symbol on our behalf to the National Association of Securities Dealers. The market maker will make a market for our shares to be traded on the open market. This process typically takes between 3 and 6 months.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;

2.	in privately negotiated transactions;

3.	through the writing of options on the common stock;

4.	in short sales; or

5.	in any combination of these methods of distribution.

The sales price to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with Rule 144 of the Securities Act. In general, under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Selling shareholders may be underwriters for the shares offered for sale. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

If any selling shareholders enter into an agreement, after effectiveness, to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information regarding the plan of distribution, revising the disclosure in the registration statement and filing the agreement as an exhibit. Prior to such involvement, a broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We are bearing all costs relating to the registration of the common stock. We estimate that the expenses of the offering to be paid by us on behalf of the selling shareholders is $ 95,803.18. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.           not engage in any stabilization activities in connection with our common stock;

2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission (the "SEC") has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

-	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

-	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

-	contains a toll-free telephone number for inquiries on disciplinary actions;

-	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

-	with bid and offer quotations for the penny stock;

-	the compensation of the broker-dealer and its salesperson in the transaction;

-	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

-	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved with respect to the operations of the company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following information sets forth the names of our officers and directors, their present positions, ages and biographical information within the last 5 years. Also provided is a brief description of the business experience of our directors and executive officers and significant employees during the past five years and an indication of directorships held by the directors in other companies subject to the reporting requirements of the Securities Exchange Act.

Name	Age	Position	Period Serving	Term (1)

		CEO,
		President,	December 1,
		Director,
WenXiang Ding	49		2005 - November	1 year
		Secretary	30, 2006
		and
		Treasurer

			December 1,
YanHua Li	47	Director	2005 - November	1 year
			30, 2006

			December 1,
WuSheng Liu	42	CFO	2005 - November	1 year
			30, 2006

(1)	Directors hold office until the next annual stockholders' meeting or until a successor or successors are elected and appointed.

Mr. WenXiang Ding

Mr. Ding became our CEO, President, Director, and Treasurer on November 5, 2004. Mr. Ding is responsible for implementing our investment projects, financial budgets and forecasts, overseeing research and development and human resources and marketing.

Mr. Ding is also responsible for our overall direction and various initiatives as needed from time to time in maintaining the health of the Company. Mr. Ding is currently overseeing our marketing and public relations efforts in maintaining current customers and attracting new customers and also initiating contracts with sectors of the Inner Mongolia Government for expansion of electrical and heating networks.

In August, 2000, Mr. Ding became the Executive Director and General Manager of Coal Group where he brought his experience in the coal industry from serving as the Chief Accountant and, Operations Director of Inner Mongolia Coal of the People's Republic of China General Political Department. Mr. Ding also founded Heat Power in September 2003 where he serves as the General Manager. Mr. Ding's position as General Manager of Coal Group and Heat Power holds the same responsibilities as his position as our President.

In 1993, Mr. Ding obtained training in coal mine management from the Beijing coal Management Institute. During 2002, he obtained further training in coal mine production and public utility management from the Inner Mongolia Coal Industry Bureau and Erdos City Construction Bureau, respectively.

Mr. Ding works on average 52 hours per week on Company affairs.

Mr. Ding has an employment contract with the Company. Please refer to Exhibit 10.14 (a).

Ms. YanHua Li

Ms. Li became our Director on November 5, 2004. Her responsibilities include overseeing our finance and human resources departments.

Ms. Li is also the General Manager of Inner Mongolia XiangRong Commercial and Trade Co., Ltd. where she oversees the finance department and responsible for operations management and has been for the past 5 years.

Ms. Li does not have any technical training in here field of finance, human resources and operations management.

Ms. Li works on average 48 hours per week on Company affairs.

Ms. Li is the spouse of Wenxiang Ding.

Ms. Li has an employment contract with the Company. Please refer to Exhibit 10.14(b) .

Mr. Wu Sheng Liu

Mr. Liu became our CFO on November 5, 2004 and oversees our financial department, and works closely with Mr. Ding in implementing our investment projects, financial budgets and forecasts.

Mr. Liu previously held the position of Chief Financial Officer at Sinopetro Hohhot Petro Co., Ltd., an oil refinery commencing from 2003 to 2005. This company is unrelated and unassociated with Coal Group, Heat Power and the Company. Mr. Liu's is responsible for management of financial reporting.

Mr. Liu brings his experience in financial management and internal audit from his work with Petro China Hohhot Oil & Chemical Branch from 1992-2003.

Mr. Liu does not have any technical training in his field.

Mr. Liu has an employment contract with the Company. Please refer to Exhibit 10.14(c) .

Significant Employees:

Our significant employees are Mr. Ding, Ms. Li, and Mr. Liu, all of whom provide a significant contribution to our business.

Please refer to "Risks Relating to Our Business- We are dependent on a few key personnel being our officers and directors."

Family Relationships:

There are no arrangements or understandings between any of our directors or executive officers, pursuant to which either was selected to be a director or executive officer. Our director YanHua Li and our President WenXiang Ding are husband and wife and there are no other family relationships among any of our directors and officers.

Involvement in Certain Legal Proceedings:

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years and which are material to an evaluation of the ability or the integrity of our directors or executive officers:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert nor do we have an audit committee established at this time. We expect to establish this committee within the next 12 months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 14, 2006 certain information regarding the beneficial ownership of our common stock by:

1.	each person who is known by us to be the beneficial owner of more than 5% of the common stock,

2.	each of our directors and executive officers and

3.	all of our directors and executive officers as a group.

The persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. No change in control is currently being contemplated.

As of April 14, 2006, 45,000,000 shares with a par value of $0.001 per share were issued and outstanding. We are authorized to issue 200,000,000 shares with a par value of $0.001 per share.

Title of Class		Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	% Class (1)

Officers	and
Directors:

Common Stock		WenXiang Ding,	12,504,583 (2)	28%
		President, CEO, Director,
		Secretary
		No.1-3,Building
		1,Residential Area, West
		Street, XinCheng District,
		Hohhot City, Inner
		Mongolia, China, 010010

Common Stock		YanHua Li, Director	703,786 (2)	2%
		No.1, Building 7, No.23
		Jianshe Street, Xincheng
		District, Hohhot City, Inner
		Mongolia, 010010

Common Stock		WuSheng Liu, CFO	200	*
		Xiguanjin Street,
		Kekeyiligeng Town,
		Wuchuan County, Inner
		Mongolia China, 011700

Title of Class		Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	% Class (1)

Officers	and
Directors as a			12,504,783	28%
Group

5%
Shareholders:
Common Stock		QingZe Bai	3,564,967	8%
		No.3-10,
		Building23,HuLunBer
		North Road, XinCheng
		District, Hohhot City, Inner
		Mongolia, China 010050
Common Stock		Qun Ding	4,197,200	9%
		No.2-1-3,N0.3 Jianshe
		North Street, Xincheng
		District, Hohhot City, Inner
		Mongolia 010010
Common Stock		WenHua Ding	2,886,571 (3)	6%
		No.22-2, First Housing,
		Wendur Road, Dongsheng
		City, Inner Mongolia, China
		017000
Common Stock		Yi Ding	4,407,572 (2)	10%
		No.21, AnDeLi North Road,
		DongCheng District,
		Beijing, China 100000
Common Stock		Yee King	2,400,000	5%
		Room 2005, Ping Hei
		House, Tai Ping Estate,
		Sheung Shui, N.T. Hong
		Kong
Common Stock		Junhua Li	3,456,644	8%
		No. 27 Bangalow,
		Provincial No. 3 Printery
		Housing, Dongfeng East
		Road, ChangAn District,
		Shijiazhuang City, Hebei
		Province, 0500000
Common Stock		Zhimin Li	3,500,200	8%
		Xichiyang Village,
		Donghoufang Town, Wuji
		County, Hebei Province,
		052400
Common Stock		YuhHsin Liu	3,200,000	7%
		Room 1308, Wan De
		Mansion, No.1019 Shen
		Nan Zhong Lu, Shenzhen
		518046, China

		Amount and Nature of Beneficial Owner	% Class (1)
	Name and Address of Beneficial Owner
Title of Class

Common Stock	Hangzhou Dayuan Group	3,323,742	7%
	Co. Ltd. (4)
	No.198 GongKang,
	Hangzhou City, Zhejiang
	Province China 310015
Common Stock	Xinghe County Haifu Coal	2,798,765	6%
	Transportation & Sale
	Co., Ltd. (5)
	Overseas Apartment,
	Zhuguan Street, Xincheng
	District, Hohhot City, Inner
	Mongolia 010010
Officers,
Directors and
5%		41,832,872	92%
Shareholders
as a Group

______________________________________________________________________________________

* Less than 1%

(1)	Based on 45,000,000 shares outstanding as of April 14, 2006.

(2)	Wenxiang Ding owns 7,393,225 directly, his spouse, YanHua Li owns 703,786, and his son, Yi Ding owns 4,407,572. The total of these shares is 12,504,583.

(3)	Wenhua Ding is the brother of Wenxiang Ding.

(4)	Shareholders of Hangzhou Dayuan Group Co., Ltd are Li Weijun, ,Yu Jianping, Wu Weidong, Gao Zhixiang, Ma Zhiming, Lin Xia, Qin Lihong, Jin Lu, Zhang Yong, Chai Meichang, Gao Hualiang and Hangzhou Dayuan Group Co., Ltd Holding Committee**.

(5)	Shareholders of Xinghe County Haifu Coal Transportation & Sale Co., Ltd are Zhang Liguo, Zhang Junfa, and Yang Peixiu.

**	Hangzhou Dayuan Group Co., Ltd was originally a Government owned enterprise and was subsequently privatized. During this transition, a separate committee was established so original owners including the Government, former management and employees retain interest in the company. These shareholders are not shareholders in Coal Group, Heat Power or the Company. The privatizing of Government owned companies is a common practice in China.

DESCRIPTION OF SECURITIES

The securities being registered are 32,495,217 shares with a par value of $0.001 per share. Pursuant to our articles of incorporation, the total authorized capital is 200,000,000 shares with a par value of $0.001 per share, of which 45,000,000 shares are issued to 30 shareholders as of April 14, 2006. This public offering consists solely of 32,495,217 shares of common stock being resold by selling shareholders at a price of $0.19 per share; therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

All of our authorized shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available. However, our present intention is not to pay any cash dividends to holders of shares but to reinvest earnings, if any. In the event of our liquidation, dissolution or winding up the holders of shares are entitled to share pro-rata in all assets remaining after payment of liabilities.

Shares have no pre-emptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares.

Our articles and by-laws do not contain any provisions that would delay, defer or prevent our change in control.

Dividend Policy:

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Should we declare a dividend in the future, such dividend will be paid to shareholders on a pro rata basis in accordance with their shareholdings at such time.

Share Purchase Warrants:

We have not issued and do not have outstanding any warrants to purchase our shares.

Options:

We have not issued and do not have outstanding any options to purchase our shares.

Convertible Securities:

We have not issued and do not have outstanding any securities convertible into shares or any rights convertible or exchangeable into shares.

Changes in Control:

There are no arrangements which may result in a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of the Company.

Accounting Matters

Our financial statements as of November 30, 2005 and 2004, appearing in this prospectus and registration statement have been audited by Robert G. Jeffrey, Certified Public Accountant, an independent auditor, as set forth in their report thereon, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

Legal Matters

The validity of the Shares offered hereby will be passed upon for us by Lonsdale Avenue Law Centre, a law firm located in Vancouver, British Columbia, Canada.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

ORGANIZATION WITHIN THE LAST FIVE YEARS

Business Development China Energy Corporation-Parent Company

We were incorporated in the state of Nevada on October 11, 2002 for the purpose of producing coal to meet the increasing demand in power and heating industries. We also construct improved power and heating facilities in rural developments; expanding such networks coverage to users. We also act as a broker to facilitate coal sales. We were formally known as "Omega Project Consultations Inc." and on November 3, 2004 we changed our name to "China Energy Corporation".

On November 30, 2004, we entered into a Share Exchange Agreement, attached in Exhibit 10.1, with Coal Group and Heat Power, both Chinese corporations, whereby we acquired all of the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 of our common stock. The remaining 51% ownership of Heat Power is owned by Coal Group. Please refer to "Coal Group: Subsidiary" below. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The Share Exchange Agreement stipulates that the Company endeavours to raise $10,000,000 for expansion of operations of Coal Group and Heat Power. Current projects such as the XueJiaWan Expansion consisting of construction of thermoelectric plants have been funded solely by shareholder loans. Heat Power does not foresee any additional projects requiring substantial investment in the near future other than to maintain its current level of operations.

Coal Group is in the planning stages of expanding its mining capabilities where funding will be provided by shareholder and bank loans and funds raised in the public market. The cost of the expansion will be approximately $10,000,000. The Company expects to engage the services of a promotion and investor relations group when it receives trading status on the OTC Bulletin Board to assist in raising the necessary funding over a period of time. Currently no agreement has been entered into with any promoters or investor relations groups. There were no fees paid or any type of consideration received by promoters as a result of the Share Exchange Agreement.

Prior to the Share Exchange Agreement, Mr. Ding, our President was also the President and General Manager of Coal Group. Mr. Liu our CFO was also the CFO of Coal Group. Mrs. Li, our director was Supervising Manager of Coal group.

Mr. Ding was also President and General Manager of Heat Power prior to the Share Exchange Agreement. Mrs. Li and Mr. Liu did not hold positions at Heat Power.

The relationship between Coal Group and Heat Power prior to the Share Exchange Agreement remained under the supervision and control of Mr. Ding as he was the President and General Manager and oversaw operations of both companies.

As a result of the Share Exchange Agreement, Coal Group and Heat Power became our wholly-owned subsidiaries. The shareholders of Coal Group and Heat Power unanimously agreed to enter into the Agreement for the purposes of restructuring itself in anticipation of becoming listed on the OTC Bulletin Board. We were formed by shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities, equity and had not issued any of our shares. As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders, whereby the 45,000,000 shares were issued. The Agreement therefore was a non-arms length transaction. Mr. Ding, Mrs. Li and Mr. Liu were our CEO, Director and CFO, respectively, when the Agreement was signed.

Business activities of Coal Group and Heat Power did not change as a result of this Agreement.

For the years ended November 30, 2005 and 2004, our net income was $ 3,924,810 and $ 1,156,309, respectively.

Coal Group: Subsidiary

Coal Group, a China Corporation, was founded in August 2000 in Dongsheng City of Inner Mongolia. Coal Group has a business license granted from the Inner Mongolia Administrative Bureau of Industry and Commerce. The business license is attached in Exhibit 99.1. Coal Group was formerly known as "Inner Mongolia Zhunger Tehong Coal Co., Ltd.", and in December 2003 changed its name to "Inner Mongolia Tehong Coal Group Co., Ltd."

When Coal Group was founded, Mr. Ding owned 40%, YanHua Li owned 26.67% and Yi Ding owned 33.33%. The ownership structure changed in December 2003 whereby Mr. Ding owned 50%, YanHua Li owned 14.67% and Yi Ding ownership remained unchanged at 33.33% . There was no consideration exchanged and this was a non arms length transaction as Mr. Ding is the spouse of Ms. Li and Yi Ding is their son. There was no agreement signed as result of these transactions.

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.17. Property acquisition in China is through 50 or 70 year lease and this is the only type of ownership permitted in China. We have leased the land surrounding the mine and the mine itself for a period of 50 years. Since acquisition of LaiYeGou in 1999, Coal Group's activities has been coal production for the purpose of supplying raw materials to heating and power industries, retail customers and coking factories for steel production.

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. The remaining 30% was acquired by ZhiYong Guo. The 70% interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at its appraised value of in the amount Mr. Ding paid for the assets he contributed. In February, 2004 the Mr. Ding transferred this equity interest to Coal Group.

In March 2004, Coal Group sold 15% of its interest to Hangzhou DaYuan Group Co. Ltd.. In August of 2004, a further 4% interest was sold to Xinghe County Haifu Coal Transportation and Sale Co. Ltd; leaving 51% to be owned by Coal Group. The price for each of these transactions was proportionately equal to the total of the appraised value of the property contributed by Mr. Ding for the 70% equity interest in Heat Power. In the case of each of these sales, the proceeds were loaned to Heat Power. As a result the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Coal Group also has a 20% investment in Inner Mongolia LiTai Coking Co. Ltd. ("LiTai"). LiTai is one of our principal customers, however, we do not view this concentration as a significant risk. We do not exert control over LiTai. The investment was initially made on September 18, 2002 where we acquired 15% ownership of LiTai and on April 18, 2004 Coal Group acquired a further 5%. The total investment was for $241,624. The investment was made to fund LiTai's working capital needs. Please refer to Exhibit 10.19(a) regarding the 15% investment and Exhibit 10.19(b) regarding the 5% investment.

Coal Group-Coal Industry

Inner Mongolia, being the third largest political unit in the country, and categorized constitutionally as an Autonomous Region, has a population of 24 million. The whole of China's population is 1.3 billion.

Coal mines in Inner Mongolia provides a prime source of coal for the much larger populations of China's 23 provinces and 5 regions.

Currently China's demand for coal far exceeds supply. Under these current conditions with the demand gap for coal nation-wide, and to ensure sufficient quantities for its contracted customers, in addition to our own production, we also rely upon suppliers to meet a volume of our commitments.

Source - China Coal Industry Association.

"China coalmines produced almost 2.0 billion tons of coal last year, representing a year-on-year rise of 13.2% . That's almost 10 times the annual production of Australia's coal industry - the world's largest exporter.

Despite this, China's has a coal shortage that is expected to grow this year as supply fails to keep pace with mounting demand, according to a senior official from the China Coal Industry Association. Pu Hongjiu, deputy director of the association, said the nation's coal consumption is expected to increase this year by 120 million tons to 2.1 billion tons - a rise of 6%. That is slower than last year's growth of 12% and demand will continue to outpace supply"

Given these demands, we expect to expand our production capacity in the next 2 years to reach 2% of Inner Mongolia's total annual coal output, accounting for 0.3% of all coal sources in all of China.

Heat Power:Subsidiary

Heat Power, a China Corporation, was founded in September 2003 in XueJiaWan Town, Inner Mongolia. Heat Power business licence is attached in Exhibit 99.2. Since its inception, Heat Power operated an existing Heat Power plant in XueJiaWan as part of its agreement with the Zhunger County Government to phase out the existing heating plant for development of a more efficient and effective plant with heating and electricity generation capabilities as per the monopoly granted as mentioned below.

Heat Power currently provides heating needs with the existing plant to users throughout 80 hectares of the XueJiaWan area. In January 2006, Heat Power signed an agreement with Zhunger County Guanbanwusu Coalmine ("Guanbanwusu") for supply of powdered coal. The contract is attached in Exhibit 10.7.

On July 29, 2003 Heat Power was granted the license and monopoly by the Zhunger County Government to provide the entire XueJiaWan area consisting of 120 acres with its heating requirements, and provide electricity to these users by merging an electrical network with Inner Mongolia Electric Power Co. Ltd, a Government owned enterprise. This license is attached on Exhibit 10.2. The monopoly was granted for an undetermined period of time and we maintain our production capabilities and predetermined prices set by the Zhunger County Government.

The supply of electricity is currently controlled under a monopoly operated by the Inner Mongolia Electric Power Co., Ltd; a Government owned enterprise and therefore electricity generated is sold to this monopoly. It holds a license and monopoly for heating supply only. The contract with Inner Mongolia Electric Power Co., Ltd is attached in Exhibit 10.3.

In the PRC, only sectors of government can distribute and charge a fee for electricity. However electrical networks can be established to provide this utility to this sector. Co-generation is encouraged as existing networks can be used as a renewable resource.

XueJiaWan Expansion commenced in June 2004 for expected completion by October 2004, however, due to changes made in improvements to the design plan and harsh weather conditions making it difficult for construction to progress as scheduled. Harsh weather conditions do not make ideal conditions for testing and debugging of equipment. During winter months, temperatures are well below freezing points and because of the water content in the boilers, the facilities are not being operated at ideal conditions, rendering test results to be distorted. Testing under ideal conditions is necessary to determine levels of operational efficiency to be maintained under both ideal and non ideal conditions as a set standard.

XueJiaWan Expansion was completed December 2005. The expansion will allow for supply of not only heating but also electricity requirements as well. Heat Power anticipates providing heating and electricity needs to users in this area by May of 2006.

Through January 2006, the total cost of the expansion amounted to $ 15,772,500 funded through shareholder loans and cash flow generated.

Description of Business

Principal Products, Services and Their Markets

Coal Group

Coal Group owns and operates the LaiYeGou coal mine where ownership is through a 50 year lease with the PRC. It is an underground operation where current production is 500,000 metric tons per year. Occupying an area of 230.3 hectares (approximately 569 acres) at the heart of Shen Fu County near Dongsheng City, LaiYe Gou has established geological reserves of 25.7 million tons with a production capability under available technology of 13.10 million tons. The product mined, is high quality, non-felt coal that has low sulphur, low phosphorus and low ash contents.

With such minimal harmful chemical contents, it meets the stringent environmental standards set by the Central Government of China. It is ideal for general heating applications as well as for power generation, with a heat rating of 6,800¨C7,000 kcal.

The following definitions apply to our mining operations as per Industry Guide 7 of the Securities Act Industry Guides.

Definitions.

(1)	Reserve. That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

Note: Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals; when other materials such as coal, oil, shale, tar, sands, limestone, etc. are involved, an appropriate term such as "recoverable coal" may be substituted.

(2)	Proven (Measured) Reserves. Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(3)	Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Our survey of reserves is performed by No. 153 Exploitation Team of Inner Mongolia Coalfield Geological Bureau, surveying the district of Hongjingta area consisting of 7,800 hectares (approximately 19,266 acres), total survey area. LaiYeGou is included in Hongjingta and is 230.3 hectares (approximately 569 acres) or 3% of the total survey area. The survey consists of 3,454 samples including 184 outcrops (A body of rock exposed at the surface of the Earth), 140 trenches and 32 drilling samples. The distance between each sample is 4,428 hectares (approximately 10,937 acres).

The accuracy and risks associated with Proven Reserves are less than of Probable Reserves due to the assumption of continuity of coal layers between sample points. The following consists of the classifications of the types of coal layers which are determined to be continuous:

(Gangue Coal: Commercially valueless rock material containing minimal amounts of coal)

Non Reserve Coal:

Non reserve coal also consists of coal bearing body in trenches, outcrops, drilling and other underground workings that have been sampled which require further exploration work.

Continuous Reserve Coal:

These types of reserve and non reserve coal sampled are extrapolated to be continuous between sampling points of which may not be consistent.

The reserves in the LaiYeGou Coal Mine are as follows as of March 2005 in 10's of thousands:

Proven reserves	2,116
Probable reserves	493
Total reserve	2,609

Reserve consumed	695
Undeveloped reserves	493
Reserve currently developing *	1,421
Total	2,609

*These reserves will be developed during our expansion of LaiYeGou.

With the exception of reserves currently developing, all other reserves have been assigned to existing facilities and determined for sorting or for packaging of mixed coal. Coal is steam and non metallurgical and owned by Coal Group through right of land and use by 50 year lease granted by the Government. This is the only type of ownership permitted in the PRC.

The BTU per pound is 27,166. (Short for British thermal unit. One Btu is equal to the amount of heat required to raise the temperature of one pound of liquid water by 1 degree Fahrenheit at its maximum density, which occurs at a temperature of 39.1 degrees Fahrenheit. One Btu is equal to approximately 251.9 calories or 1055 joules.)

Coal produced from LaiYeGou does not undergo any washing or any other preparation prior to sale to customers as its raw form is satisfactory in meeting the needs and requirements of its customers. As a result, LaiYeGou does not have wash plant facilities nor it is necessary to account for dilution of its products. The saleable product for estimated coal reserves is 75% (recovery rate).

The sulphur content is 0.5 pounds per million BTU and deemed to be compliance coal as non compliance coal emits greater than 3.0 pounds of sulphur dioxide per million BTU when burned.

Coal Group Markets

The main product of Coal Group is "Raw coal" or "Mixed coal" consisting of large, middle and powdered coal; accounting for more than 90% of our sales. Coal Group does not specifically sell large mass coal, median mass coal and powder coal unless it is requested by the customer.

Large Mass Coal

Production of this mass coal fulfills the needs of its retail customers in Hohhot and in BaoTou, the second largest city in Inner Mongolia with a population of 1.96 million. Retail customers purchase large mass coal for individual or commercial resale. Most coal mines in the area do not engage in individual sale and have minimum purchase requirements and therefore deter the type of customers Coal Group attracts in its retail customer base.

Middle Mass Coal

Coal Group supplies approximately 50,000 tons to Inner Mongolia LiTai Coking Co. Ltd., located in Erdos City, WuRiTuGaoLe Town, Zhunger County, for coking purposes in connection with the production of steel. The contract signed with LiTai is attached in Exhibit 10.4.

Our current agreement with LiTai is effective March 18, 2006 whereby 70,000 tons of coal with a minimum heating capacity of 5,800 Kcal is to be supplied for a period of one year for consideration of approximately $ 1,207,500. LiTai shall be responsible for the transportation of the coal from LaiYeGou. As mentioned previously, we have a 20% investment in LiTai.

The price of middle mass coal in generally is lower than of large mass or powdered coal and therefore it is not as frequently produced resulting in shorter levels of supply. Current levels of production are maintained to meet requirements pursuant to the terms of the contract with LiTai.

Powdered Coal

Powdered coal is generally for the use of power stations for electricity and heat generation purposes. Coal Group supplies Zhejiang Fuxing Electric and Fuel Co., Ltd., which services the ZhejiangFuXing & JiangSu region with its electricity and heating generation needs. Coal Group currently does not have a contract with Zhejiang Fuxing Electric and Fuel Co., Ltd as the Government is pending maximum level of price to be charged to power generation facilities.

The purpose of this regulation is to ensure power generation facilities obtain reasonable cost for raw materials. Coal Group currently supplies Zhejiang Fuxing Electric and Fuel Co., Ltd at prices in its previously signed contract which has subsequently expired. Coal Group will arrange for a contract to be signed once maximum price levels have been determined by the Government.

The composition of mixed coal is classified into three specifications according to mass size. Coal is screened according to client's request. Large mass coal is mainly used in civil use, middle mass coal is mostly used in coking industry and powered coal is mainly used in electricity generating.

The size specifications and price per ton is as follows:

Type of	Specification(cm)	Percentage	Unit price per
coal		covering	ton
		total(%)

Large	>20	30	26.83
mass
coal

Middle	1-20	40	24.39
mass
coal

Powered	<1	30	20.73
coal

These specifications are similar for coal purchased from other companies.

The following are annual production per ton and weighted average prices received in the past three years:

Year	Annual Production	Weighted Average Price
2003	235,321	10.46
2004	506,913	10.46
2005	612,739.87	23.87

Coal Group is targeting other power and electricity stations and in turn, increasing its production capabilities. Each year, the China Coal Industry Association convenes a supply and sale meeting whereby contracts to supply coal to power stations are awarded to suppliers based on levels of production.

As of the previous meeting held in 2005, Coal Group was classified as one of the top 20 largest coal producers and, as a result, will be awarded with contracts to service various regions. The China Coal Industry Association had its meeting on Jan 5, 2005 at Qinhuadao City. The attendees included National Planning and Reforming Committee, Railway Ministry Communication Ministry, National Electric Power Corporation,Coal Industry Association, and the Provincial Planning and Reforming Committee.

Coal Group obtains its contracts by maintaining its current levels of production. It is classified as a mid scale coal mine by the China Coal Industry Association. Production of less than 300 thousand tons are classified as small scale mines, 300 thousand to 900 thousand classified as mid size scale mines and 900 thousand and above classified as large scale mines. There are currently no other requirements to be awarded such contracts. The level of production required per year for segregation of large, mid or small scale mine is determined upon review of previous data of production of coal and projected requirements with the consideration of growth in various areas.

As new rural areas are developed, there will the need to supply heating and electricity to new users and thus the requirement of raw coal material. With the increase in demand, the government will award contracts to service these areas as needed.

LaiYeGou being a mid scale mine grants Coal Group contracts not only to supply its products but also the guarantee of transportation routes. Government granted transportation routes are far more reliable and cost effective compared to the hire of 3rd party contractors to deliver products.

LaiYeGou Expansion

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 20% to 600,000 tons per year. Infrastructure improvements are expected to commence in May 2006. Coal Group has applied for and been approved by the Government for such expansion plans in December 2005. In order to obtain approval, Coal Group was required to sign an agreement with the Zhunger Coal Mining Industry Administration Department, a sector of the Inner Mongolia Government specifying the timeline of construction process which are to be met and monthly. Please refer to Exhibit 99.11.

Infrastructure improvements consists of enhancement of existing mining techniques and level of mining mechanization, in order to reach production of 600,00 tons per year, using mechanized mining method and blasting down the roof mining technique (*See definition below) with a 75% coal mining recovery rate. This reconstruction plan is classified under the Government's policy and set standard for coal mining industry.

There are many coal mines in Inner Mongolia using less efficient mining methods with low levels of mining mechanization which result in wasting of natural resources (low mining recovery rate). These coal mines will be phased out under the Government's policy and standards for the coal mining industry.

On Dec 8, 2005, Coal Group received the Government approval for its Design Plan for the LaiYeGou reconstruction project. Please refer to Exhibit 10.20 (a) and (b). Coal Group is currently the planning stage, seeking suppliers for the machines, personnel, training programs for technicians and securing electricity supply. Coal Group is planning to commence construction May 2006 and for completion by the end of 2006. Please refer to Exhibit 99.11 for a timetable of each project phase.

The following are definitions and mining methodologies recommended by the Government:

*Mining Method and Equipment Selection

(Definition of mechanized mining method and blasting down the roof mining technique)

Based on the characteristic, thickness, structure, roof-to-floor lithology of the coal bed, and other mining conditions, the face of a mine or tunnel should be equipped with Style No. ZH2200/17/22Z combinatory integral ceiling girder suspension hydraulic support to perform blasting down the roof mining, mining height 2.2m, caving mine (mine of blasting down the roof) height 5.25m, mining and caving ratio: 1:2.4.

Costs and Funding:

The cost for improvements consisting of construction costs including procurement of mining equipment are budgeted to cost $ 10,353,195.

Funding for this project will be financed roughly $ 3,623,618 by shareholder loan, $ 3,623,618 by bank loan and $ 3,105,959 from public market. The project is still in planning stages, so no agreement is signed to arrange for such funding.

We intend on making public offerings and engage investor relations and promoters for the Company once it has obtained trading status on the OTC Bulletin Board.

Please refer to Exhibit 99.11 for a timeline of infrastructure improvements and monthly costs.

Costs totalling $ 10,353,195 are summarized as follows:

Item:	Cost
Sinking and driving engineering	2,126,988
Civil work	1,566,415
Equipment	2,510,317
Installation	860,415
Others	2,422,549
Engineering	664,073
Interest Expense during the Construction Period	202,439

$ 10,353,195

Exchange rate: 1USD = 8.2 RMB

Heat Power

Heat Power has 7 existing heating plants providing only heat supply and does not generate electricity. Existing facilities require 50,000 tons of coal per year. The plants are located throughout XueJiaWan district, with current production processes that can generate heating and electricity for 80 hectares. The heating plants are owned and operated by Heat Power. Heat generation is only provided from October 15 through April 15 as the climate in the region is high and therefore is closed during these months.

The powdered coal required to generate heating is supplied by Guanbanwusu and has a heating capability of 4600-4,900 kcal and is low sulphur, low phosphorus, medium ash, and high ash melting point, which satisfies the Government Environmental Protection Standard and is regarded as "Green Coal" or environmentally friendly.

The contract is attached in Exhibit 10.7. The agreement is effective January 10, 2006 whereby Guanbanwusu will supply 180,000 tons of coal per year and a minimum of 15,000 tons per month for total consideration of approximately $ 4,050,000. The coal shall have a minimum heating capacity of 4,600 Kcal or reduction of price per ton is implemented. Guanbanwusu is responsible for transporting coal to the plants. This contract is for supply of existing and new facilities which require 180,000 tons of coal per year or 15,000 tons per month as per completion of the expansion project. See below.

Government Environmental Protection Standards consists of the following categories:

1.	Environmental standard:

	a.	Standard for atmosphere quality (GB3095-1996).

	b.	Standard for groundwater quality (GB14848-93).

	c.	Standard for noise levels within city (GB3096-93).

2.	Contaminant discharge standard:

	a.	Standard for atmosphere contaminant (GB13223-2003).

	b.	Standard for discharge of swage (GB8978-1996).

	c.	Standard for noise levels within factory boundary (GB12348-90).

	d.	Standard for atmosphere contaminant (GB16297-1996).

	e.	Control standard for storage of industrial rejected material and ash field pollution (GB18599-2001).

Please refer to Exhibit 99.12 for the environmental standard specifications.

XueJiaWan Expansion

Heat Power has completed constructing this project where such expansion covers 120 hectares including coverage of 80 hectares mentioned above, allowing for a centralized heat and electricity supply in the area with 110,400,000 Mega Joules and 144,000 Megawatts, respectively generated per year.

This expansion commenced in June 2004 and was completed December 2005. The expansion cost $ 15,772,500 and was funded through shareholder loans and cash flow generated. With the expansion in place, Heat Power will require an additional 100,000 tons of powdered coal to sustain these thermoelectric stations. With the increased need, Heat Power has signed a contract with Guanbanwuso mine for supply of 180,000 tons of coal per year. Please refer to Exhibit 10.7.

The following are the costs incurred for expansion:

No.	Items	Cost in RMB	Cost in USD
1	Equipment investment	56,893,000	7,111,625
2	Transportation contract	715,850	89,481
3	Exploration & design	2,983,450	372,931
4	Land requisition expense *	735,900	91,988
5	Examine and repair contract	2,156,100	269,513
6	Earthwork contract	3,246,700	405,838
7	Installation contract	7,777,600	972,200
8	Construction contract	40,675,600	5,084,450
9	Material purchase contract	10,173,900	1,271,738
10	Supervising contract	352,700	44,088
11	Training contract	228,800	28,600
12	Rental contract	240,500	30,060

13	Total	126,180,100	$ 15,772,510

Exchange rate: 1 USD= 8 RMB

* Note: Land requisition expense detailed:

The expansion required expropriating 3 pieces of land:

1.	Shagedu factory, land expropriation file Number "No.349"Zhunger State-owned Land Usage (2003) - Size: 13,332 square meter, equal to 20 acre, and cost: 353,286 RMB

(44,161 USD).

2.	Collective land of ChangShengDian, land expropriation file Number "No.253" Zhunger Collective Land Usage J (2003) - Size: 26,268 square meter, equal to 39.4 acre, and cost: 97,941RMB (12,243 USD).

3.	Collective construction land of ChangShengDian: Size: 26,800 square meter, equal to 40.2acre, and cost: 284,674RMB (35,584 USD).

The Ministry of Finance and National Tax Administration Bureau has granted Value Added Tax

("VAT") exemptions for heat supply industries operating in Inner Mongolia where VAT applicable on revenue or expenses will not be required to be remitted or withheld, respectively. The exemption is effective for fiscal years ended after completion of construction of the plants. Expenses paid for construction are subject to VAT. Please see below "Taxation Rates".

The grant is attached in exhibit 99.3. Tax exemptions were granted mainly as a result of the government encouraging economic development in the area. XueJiaWan, prior to construction of the plants, did not have efficient methods of providing heating and electrical requirements to users, resulting in large amounts of raw material coal being consumed with very low levels of output of heating and electricity. Its plants allowed for a more efficient and effective means for distribution with a centralized heat and electricity supply throughout the area.

Heat Power Markets

Heat Power's marketing efforts are solely devoted to obtaining heat supply monopolies and contracts with monopolized divisions for supply of electricity through the Inner Mongolian government and related city planning authorities. To obtain these monopolies, it must demonstrate that it can meet the following requirements:

1)           Reputation and operating history of the company

              The company shall have a good reputation record, including never having been involved in illegal operations or default on payment of taxes.

2)	Production capability requirements

No operating history is requested, but the company shall have the capability to manage the heat supply station and enlarge its production capacity if needed. The Government does not specify production capabilities, only that heat supply stations are operational.

3)	Reputation of directors and officers

The Company's directors, supervisor or top management must obey "China Company Act" and the "Controlled Regulation of Artificial Person Registration".

The following is an excerpt from China Company Act relating to conduct of directors and officers:

"Item 147. If there is one of the following cases, person cannot be acted as director, or supervisor or official

	a.	one without capacity for civil affair action, or capacity for civil affair action is limited;

	b.	within 5 years after enforcing period of penalty which is incurred by peculation, bribery, conversion of property, embezzlement of property, or destruction of economic rules in social market; or within 5 years after enforcing period of deprival of political right incurred by crime;

	c.	one who holds the position of director, or factory director, or manager in company or enterprise with bankrupt liquidation, who bears personal responsibility to bankrupt of this company, within 3 years after completion of bankrupt liquidation;

            d.            one who holds the position of artificial person in company which is withdrawn business license and ordered to close resulted from breach of law, who also bears personal responsibility to this company, within 3 years after withdrawal of business license; One who owns large debts and does not pay on due time.

                          Company violates stipulation in preceding clause to elect or appoint director, supervisor or employ officials, this election or appointment is ineffective.

                          If there is one of case stipulated in clause 1 of this item occurred during term of office, company should relieve of his or her position."

As per the above, Heat Power and its management meet these requirements. Contracts are awarded through government appointment through evaluating these criteria in submission of contract bids. In addition, these contracts must specify prices charged which may be capped for a certain period as determined and approved by the local price control committee. Competition in obtaining monopolies is largely mitigated by a good review of operating history by the Government. As to the knowledge of management, there are few entities of which have the ability to maintain production and expansion capabilities and have a good operating history.

The monopoly is granted for an undetermined period of time given that production capabilities and prices are maintained. So as long as heat is supplied to the specified area, there are no termination provisions.

Outlook on future demand for coal

Integral to China's industrial expansion and related energy demand escalation at the present time, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country. As a consequence, the future demand in China for coal; a key factor underpinning the output of power stations and such factories reaching 1.650 billion metric tons during the present calendar year, 1.820 billion metric tons in 2010 and 2.100 billion metric tons by 2020. However, estimates of supply deficiencies also are sizable at 120 million metric tons, 250 million metric tons and 700 million metric tons in 2005, 2010 and 2020, respectively. The coal industry is expected to grow at a rate of 9.5% per year. Source: The China Daily.

Diesel is an alternative competing factor to coal however it is generally not used as most energy generation plants and users are only equipped to receive coal as a raw material. The use of diesel is also not cost effective as it is 4 times in price compared to coal products; however, diesel has a higher energy rate per ton compared to coal.

In addition to the excess demand, transporting coal from Shanxi Provice to Hebei Province proves to be a challenge as transportations routes are currently inefficient and or non-existent. Currently, the development and improvements of roads and railways cannot keep up with levels of demand. There are plans for Government City Planners to rectify this issue with allocating resources to bettering and building transportation systems; however, to our knowledge, these improvements are not expected to materialize for at least the next 5 years which could result in lost sales and other opportunities for expansion.

For Coal Group's situation, methods of circumventing transportation challenges are to receive contracts granted by the Government whereby transportation is guaranteed from LaiYeGou coal mine to final destination. Where contracts which are privately arranged, transportation is arranged through hire of 3rd party transporters or by customers. In some instances, coal is purchased by 3rd parties close in proximity to train stations where transportation to customer's destinations is more efficiently arranged for. However, transportation to destinations is limited to where routes are in place.

Heat Power's transportation from Guanbanwusu to its plants is provided by Guanbanwusu.

Heating requirements are supplied throughout the XueJiaWan area through underground pipelines. Existing pipelines are used and in new areas expanded, the Government has constructed new networks for this area.

Taxation Rates

The following are taxes which Coal Group and Heat Power are subject and the relating tax concessions received if granted:

Coal Group	Heat Power
VAT Output Tax for coal 13% of sales	VAT Output Tax for power is 8.5% of sales* The rate of VAT for heating service is 13%.
Income taxes is 33% of Net Income	Because the company use ¡¡ãgangue¡¡À to
generate electricity, it receives the
following taxes benefit: *
         1)  tax exemption for the first five
             years operation with use of
             gangue coal.
         2)  for the following years up to 2010
             the income taxes is 15% of Net
             Income (that policy is effective
             form 2001 to 2010) should the
             development be considered part of
             the "West Region Development
Plan".
  VAT Input tax payable
         1)  Company or individual that
             purchase from any large company
             (or supplier) will receive a "VAT
             special invoice" and submit to the
             taxation bureau for tax deduction
             every month.
                Note: VAT rate varies from 0-17%; it
             depends on the nature of the
             products.
         2)  With any "transportation invoice"
            Coal Group receives a rebate of
            7% of total transportation expense
            from the taxation bureau.
         3)  These amounts are netted against
VAT Output Tax payable.	SAME

*This rate is 50% lower than the standard rate of 17% because Heat Power uses "gangue" coal for electricity generation. Gangue coal is a kind of rock that contains small amount of coal, so it's less efficient in terms of energy production. To encourage utilization of this resource, the Government provides tax concessions. Heat Power is currently under application to obtain this tax concession.

Please refer to Risks Relating to Our Business - Heat Power may be entitled to tax concessions in areas described as "West Region Development Plan" for a set period of time however may lose this benefit at anytime as determined by the Government.

Distribution Methods and Installation

Distribution Coal Group

Coal Group does not have methods of distribution as sales of its large, middle mass and powdered coal are largely being transported by customers. We also transport our products by truck and also by railway for certain customers which request this service.

Heat Power

Supply of powdered coal is delivered to Heat Power's plants facilitated by Guanbanwusu pursuant to the terms of our contract. Guanbanwusu makes all necessary arrangements with third party transporters. The distance between the mine and the plants is approximately 3 km.

The transportation industry is fairly competitive and Heat Power or Guanbanwusu could retain other transporters should there be a need.

Subcontractors

Heat Power Assets and Plants

Please refer to Exhibit 99.13 for a listing of assets, cost and usage.

Funding

The total cost of the expansion project is $ 15,772,500 funded through shareholder loans and cash flow generated. The timing of payments made to fund this project was on a basis to comply with terms of the contracts entered into. Shareholder loans are without terms of repayment and interest is imputed at 6.31% . There are no formal agreements with shareholders in advancing these funds.

Government

The Government is taken steps to monitor and control the economic growth in the area. XueJiaWan Expansion is classified by the Government as a development necessary for the steady growth of XueJiaWan. Approvals would not be granted by the Government if this project were not classified as such. This project was subject to obeying environmental and work safety laws in order to continue with completion of the expansion. Heat Power completed the expansion without any breach of these laws and continues to abide by such laws.

Capacity

The following is a comparison of new and existing facilities:

	Existing Plant			New Plant

Heating capacity (mega joules)	736,000			110,400,000
Electricity generation	None			144,000
(megawatts)
Coal requirements (tons)	50,000			180,000*
Coal price paid (per ton)	$ 10			$ 22.50
Heating service charge (per	1.	Residential:	$0.10	1. Residential: $ 0.14
square foot)	2.	Commerce:	$0.15	**
	3.	Office:	$0.13	2. Commerce:
				$ 0.26**
				3. Office:
				$ 0.24**
Electricity charge	Not applicable			***

* Heat Power is guaranteed this supply through its contract with Guanbanwusu Coal mine. See Exhibit 10.7.

** Please refer to Exhibit 99.14 for Heating Price Standard as determined by XueJiaWan Town Zhunger County.

*** The price charged to Inner Mongolia Electric Power Co., Ltd for providing electricity is not determined at this time. Heat Power will sign an agreement upon operation of its newly constructed facilities in May 2006.

Installation Coal Group

Coal Group does not have methods of installation as coal it generates from the LaiYeGou mine is supplied to users for multi-purposes. It is not responsible for the use or installation once it has been purchased.

Heat Power

Heat Power's production flow chart is attached in Exhibit 99.10.

New Products

Heat Power is not developing any new products. Its business activities only consist of construction of thermoelectric plants. Plans for expansion or improvements of its facilities are contracted out to 3rd parties.

Competition Coal Group

Due to existing market conditions as discussed above in the "Outlook on Future Demand of Coal", we do not have competition in the usual sense of the term. There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply; competition is not a concern in the operation of our business.

We expect that China's coal industry will remain a large, growing and chronically under-supplied customer base for the foreseeable future.

There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely. China's coal reserves are expected to last approximately 40 years. Source: The China Daily-January 4, 2005.

Heat Power does not have competition as it receives a monopoly to supply heating and electricity requirements to serviced areas.

Competition in obtaining monopolies is largely mitigated by a good review of operating history by the Government as to the knowledge of management, there are few entities of which have the ability to maintain production and expansion capabilities and have a good operating history.

The monopoly is granted for an undetermined period of time given that production capabilities and prices are maintained. So as long as heat is supplied to the specified area, there are no termination provisions.

Availability of Raw Materials

Coal Group

Coal Group's main production source, the LaiYeGou Coal Mine, is a shallow well, underground operation. It employs a traditional approach to coal extraction. We place a strong emphasis on safe methods of production consistent with China's legal framework governing the mining industry.

As a result of limited supply whereby production of approximately 500,000 tons of coal produced internally were not sufficient to meet supply, we were also subject to manufacturing constraints whereby our methods of production and overall management were not as efficient as desired levels. Coal Group previously obtained approximately 300,000 tons of powdered coal from outside parties in order to meet the demand from heat power industries. However, Coal Group has recently reduced supply to non- contracted sales, such as to retail customers, in order to ensure that contracted customers are supplied with their specified amounts as agreed upon. To date, Coal Group has been able to meet such needs which reduce uncertainties surrounding whether short supply can be filled by outside parties. Also, our methods of production were reviewed and improved upon where mine operations are running closer to optimum levels.

Coal Group is also in the process of developing methods of expansion in order to generate annual production to a further 100,000 metric tons per year, and increase of production by 20%. Expansion is expected to commence May 2006 or when the necessary funds are raised initially through shareholder loans.

Heat Power

Heat Power obtains its need for powdered coal through a contract signed with Guanbanwusu Coalmine. Guanbanwusu is its main supplier. Heat Power currently requires 50,000 tons of coal per year to maintain the 7 heating plants and will require 180,000 tons once the expansion project in XianJiaWan is completed. Guanbanwusu Coalmine is contracted to meet supply up to for 180,000 tons per year and Heat Power has not secured a contract for further quantities.

Dependence on Major Customers

We are not presently dependent on any major customers.

Heat Power

Heat Power's revenues are 100% generated through its monopoly to service the XueJiaWan area's heating requirements and electricity requirements through its contract with Inner Mongolia Electric Power Co., Ltd (Exhibit 10.3) .

Patents, Trademarks and Labour Contracts

We do not have any trademarks on our trade name or logo or patents on our products or production processes.

Labour Contracts

Under the China's National Labor Law, workers and employers of all types of enterprises are required to sign individual, as well as collective contracts for a one year term, renewable every year. Please see "Effect of Government Regulation" below. Our standard employment contract is attached in Exhibit 10.15.

Need for Government Approval

Coal Group obtained its business license on August 8, 2000 and Heat Power obtained its business license on September 28, 2003, both of which licenses are for a period of 10 years ended August 8, 2010 and September 28, 2013, respectively. After these periods expire, Coal Group will be subject to inspection in order to extend its business license for another 10 years. The extension of its business licenses is subject to passing safety and environmental inspections both in its mine and thermoelectric plants and examining previous inspection reports. Any breeches in these laws may delay renewing of the licence until such matters are rectified.

Coal Group will be subject to regular random inspections by government authorities of its mines and quarterly inspections Heat Power's thermoelectric plants to ensure compliance with consumer laws and safety and environmental rules and regulations on electric power.

Effect of Government Regulation

In addition to the need for government approval for our production as discussed above, to the best of management's knowledge, we are subject to the following material laws and regulations:

Also refer to "Risks Relating to Our Business- Compliance and enforcement of environmental laws and regulations may cause us to incur significant expenditures and resources of which we may not have."

China National Labour Laws

(Source- U.S. Department of State- Country Report on Human Rights Practices-2003 China). An excerpt of this report relating to Labour Laws is included in Exhibit 99.4.

We are subject to the following labour laws and to the best of our knowledge, we are not in violation of any labour laws in effect.

The Right to organize and Bargain Collectively: China's National Labor Law, which entered into force on January 1, 1995, permits workers in both state and private enterprises in China to bargain collectively. The National Labor Law provides for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management, and should specify such matters as working conditions, wage scales, and hours of work. The law also permits workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Minimum Age for Employment of Children: China's National Labor Law forbids employers to hire workers less than 16 years of age and specifies administrative review, fines and revocation of business licenses of those businesses that hire minors. Laborers between the ages 16 and 18 are referred to as "juvenile workers" and are prohibited from engaging in certain forms of physical work including labor in mines.

Acceptable Conditions of Work: The Labor Law provides for broad legal protections for workers on such matters as working hours, wages, and safety and health. The Trade Union Law invests unions with the authority to protect workers against violations of their legal rights or contractually agreed conditions of work. The Law on the Prevention and Treatment of Occupational Diseases, and the Production Safety Law identify responsibilities for work-related illness and accidents, and provide for specific penalties for violation of the law. However, there remained a substantial gap between the law's formal provisions for work conditions and the actual situation in the workplace.

There was no national minimum wage. The Labor Law allows local governments to determine their own standards for minimum wages. Local governments generally set their minimum wage at a level higher than the local minimum living standard but lower than the average wage. Widespread official corruption and efforts by local officials to attract and keep taxpaying, job-producing enterprises that might otherwise locate elsewhere undercut enforcement of the minimum wage provisions.

The Labor Law mandates a 40-hour standard work week, excluding overtime, and a 24-hour weekly rest period. It also prohibits overtime work in excess of 3 hours per day or 36 hours per month and mandates a required percentage of additional pay for overtime work.

Compliance with China National Labour Laws

We have complied with these China National Labour Laws as discussed above. Our administration department takes a pro-active approach to ensuring that we and our employees adhere to labour laws.

The Role of the National Department and Reform Commission (NDRC)

The NDRC in its efforts to improve the efficiencies in coal mine operation, communication and transportation is taking the approach of shutting down smaller mines or any mine which does not meet its specified basic production requirements. Our LaiYeGou mine is considered one of the larger mines in the area and therefore is not subject to these production requirements. Our production levels are determined by market demand.

Heating Pricing Regulated by Zhunger Pricing Bureau

The price charged to supply heating to XueJiaWan users is regulated and controlled by the Inner Mongolia Zhunger Pricing Bureau, a division of the Inner Mongolia Government. The pricing structure is approximately as follows per square foot:

1. Residential: $ 0.14 2. Commerce: $ 0.26 3. Office: $ 0.24

These prices are effective March 2, 2006 as stated on the Heating Price Standard issued by the XueJiaWan Town Zhunger County attached in Exhibit 99.14.

Please refer to "Risks Relating to Our Business- The prices we charge to supply heating in any area in China is determined by the Inner Mongolia Zhunger Pricing Bureau and we may not be able to recoup increases in the cost of raw materials or expenses for an undermined period of time until application to increase prices is approved."

Coal Prices Regulated by Coal Sales Association

The price for mass coal (large, middle, and powdered individually sold) must be at least $13.30 (110 RMB) per ton and the prices for mixed coal (assortment of mass coal) must be at least $11.50 (95 RMB) per ton. Prices set by the Local Coal Sales Association are reviewed as market conditions change.

Please refer to "Risks Relating to Our Business- As a member of the Local Coal Sales Association the minimum price at which we sell coal in any area in China is determined by the Local Coal Sales Association and if there is any decrease in demand for a particular type of coal, we cannot lower our prices beyond the minimum set price to adjust for a decrease in demand without loss of our membership."

Research and Development

We are not devoting any resources to research and development efforts on our products. The development efforts in expanding our production cycle and of constructing of new thermoelectric plants are subcontracted out to 3rd parties.

Compliance with Environment and Safety laws

Coal Group

The safety of Coal Group's coal mine employees is governed under Coal Laws of China under the authority of the Coal Safety Production Bureau. Such laws coincide with application and maintenance of its business license obtained through the Department of Geology and Mineral Resources. Coal Group is required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of mine, any breach of environmental laws and certifications of employees who work in the mine. Mine managers and staff must be trained and have mine management qualification certificate obtained through the Coal Safety Production Bureau. To date, Coal Group has not breeched any of the rules and regulations rendering its mine unsafe. Mine managers on site perform daily safety inspections.

To date Coal Group has had no accidents or death occurring in its mine. Its safety manual is attached in Exhibit 99.5.

Heat Power

Safety in Heat Power's heating plants are also regularly reviewed and monitored. On a quarterly basis, tests are preformed on pressure vessels, insulation, levels of toxicity and moisture, and overall operational efficiency by local Work Safe Labour Departments and Electric Power companies operated by the PRC.

Heat Power also performs annual servicing of the plant and a major inspection and thorough evaluation every 3 years. Such inspections are contracted out to civil engineering companies.

To date Heat Power has not breached any safety rules and regulations as set forth by the PRC and Work Safe Labour Departments.

The potential liability for violation of environmental standards consists of loss of our business licenses causing irreparable damage to our reputation and payment of penalties which range depending on the nature of the violation and history of previous violations made. There is currently no fixed amount set by the Government and penalties are determined on a case by case basis. In addition, the project which we undertake will be ceased until compliance with environmental standards is adhered to.

Employees (See also "Description of Property" below)

Principal Business Office

Coal Group

Coal Group has a total of 34 full time employees, of which 15 are employed to operate the LaiYeGou coal mine. The remaining 19 employees fill positions in its Administration, Accounting, Sales, Finance & Securities, and Management department.

The Administration department is responsible for human resources, training, and payroll. The department also evaluates all processes to ensure certain levels of efficiency are maintained and provides any support services to other departments should the need arise.

The Accounting department is responsible for compliance with accounting principles and national tax laws, bookkeeping, preparing budgets and analysis of financial reports.

The Sales department is responsible for launching advertising campaigns, market research and customer service.

The Finance and Securities department is responsible for all corporate matters relating to preparation of contracts and maintaining corporate books and records.

The Management department is responsible for overall direction and marketing efforts. This department oversees all other departments.

Heat Power

Heat Power has 19 full time employees filling positions in our Administration, Finance, Heat Station Management and Project Management Departments.

Heat Power's Administration and Finance departments have similar functions as Coal Group as above.

Its Heat Station Management department is responsible for inventory levels, purchasing, transportation, maintenance, safety, and overall management of the efficiency and operation of thermoelectric plants.

The Project Management department is responsible for design and productions process specifications of new projects and appointing and managing subcontractors.

In addition to these employees, Heat Power has over 200 employees working in its heating stations in XueJiaWan consisting of engineers, technicians and management staff overseeing operations.

Administrative Branch Office

We have 2 consultants in our Administrative Branch Offices. Consultants provide translation and EDGAR filing services. The consultants also have access to legal counsel for the purpose of preparing the necessary reports to comply with regulations applicable to fully reporting companies. Mr. Ding provides this office space rent free.

Reports to Security Holders Annual Reports

We intend to file annual reports to security holders and the United States SEC on Form 10-KSB in accordance with the provisions of Section 12 of the Securities Exchange Act. Such annual reports will include audited financial statements.

Periodic Reports with the SEC

As of the date of this registration statement, we have not been filing periodic reports with the SEC. However, the purpose of this registration statement is to become a fully reporting company on a voluntary basis. Hence, we will file periodic reports with the SEC as required by laws and regulations applicable to fully reporting companies.

Availability of Filings

You may read and copy any materials we file with the SEC at the SEC¡¯s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We currently do not have an internet website.

MANAGEMENT¡¯S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The application of GAAP involves the exercise of varying degrees of judgment. The resulting accounting estimates will not always precisely equal the related actual results. Management considers an accounting estimate to be critical if:

  assumptions are required to be made; and
  changes in estimates could have a material effect on our financial statements.
Balance				How Likely to
Sheet	There is a risk of Change	How did we arrive at these	How Accurate have we	change in the
Account	because?	estimates?	been in the past?	future?

Accounts	We provide an Allowance For	AFDA are made on accounts	These estimates of AFDA	This method of
Receivable	Doubtful Accounts (AFDA)	older than 2 years. It is	have been accurate in the	determining AFDA will
	based on the credit ratings of	common in the industry for	past.	likely not change as we
	customers and age of the	accounts less than 2 years to		have been able to collect
	account. Uncollectible	be considered current.		the majority of accounts
	accounts are also written off,	Collection mostly occurs		within 1.5 years.
	particularly when bankruptcy	within 1.5 years. Accounts
	occurs. The allowance we	older than 2 years are more at
	provide is an estimate based on	risk and the provision for
	historical information and may	AFDA is heavily affected by
	not reflect current conditions	these risks.
as to whether the account may
be collectible.
Fixed Assets	We calculate our depreciation	The estimated lives of fixed	Our fixed assets currently	We do not foresee any
	using the straight line method	assets are based on guidelines	being utilized last for the	changes.
	based on useful lives of the	provided by Chinese tax	length of the lives we are using
	assets. The useful lives of the	authorities. These guidelines	for depreciation.
	asset could change due to	reflect the actual useful lives
	technical innovation and or	of the assets.
other factors and we may write
off or write down obsolete
assets.
Accrued	We are subject to income taxes	Income tax provision is	Our estimates currently have	Taxes payable
Liabilities	in China. The determination of	calculated based on the	been in line with the actual	calculations are based on
(Income Tax)	the tax liability is based on	statutory tax rate and level of	assessment in our tax liability.	a fixed rate which we do
	calculations which are further	operating income. Operating	Income tax provisions are	not foresee to be
	based on estimates such as, for	income is based on various	calculated monthly.	changed. However, our
	example allowances for bad	estimates we make regarding		estimates may change
	debt. These estimates may	the above mentioned items		from time to time and
	change from time to time and	which may differ from actual		this may affect the
	the final tax outcome may	results. This calculation is		income tax provision.
	increase or decrease our income	provided monthly and		We may under or over
	tax expense provision made.	instalments are made toward		remit our instalments
		the tax liability.		based on how our
estimates differ from
actual results.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The following is an analysis of our revenues and gross profit, details and analysis of components of expenses, and variance; November 30, 2005 compared to November 20, 2004.

	2005	% Sales	2004	% Sales
Sales	13,052,620	100%	4,320,287	100%
Cost of Sales	5,950,665	46%	2,186,698	51%

Gross Profit	7,101,955	54%	2,133,589	49%

Coal Group

Sales for Coal Group were $ 12,228,204 in 2005 compared to $ 3,707,583 in 2004. The increase was a result of the significant increase in demand in the market for coal, allowing for the increase in price per ton of coal. Coal Group revenues are determined by Government regulation as a minimum price per ton is enforced. Coal Group's selling price per ton has consistently been above this minimum set standard.

A significant amount of revenues were generated from the coal mine. In addition we met the demands of customers by supplementing coal mine production with outside purchases. Our outside purchases accounted for 14% of our sales. Our sales also increased as a result of the following:

- Coal Group did not renew contracts where fixed prices per ton were guaranteed for a specified period of time with the exception of its contract with Litai. This allowed Coal Group to sell its products at the going market rate which, to the best of management's knowledge, will continue its upward trend in price. Locking in a fixed price does not allow Coal Group to capitalize on the increase in demand for its products.

- Transportation of coal products by customers previously proved to be difficult as roads were being reconstructed and a limited amount of transportation units were able to access the mine. The Government has taken steps to remedy this problem by guaranteeing transportation routes via train and truck transportation.
   These routes are only available to coal production entities providing raw materials to public utility companies. Transportation aid is expected to continue until the conditions of public routes are improved and new and more efficient routes are established.

- Sales staff received training and further experience and are more effective in their sales efforts compared to previous years. Sales staffs previously were not directed to target market as effectively as it is now.

Heat Power

Revenues generated by Heat Power in 2005 were $ 824,416 compared to $ 612,704 in 2004. Revenues were generated from its existing heating plant, as the XueJiaWan Expansion which being equipped to provide electricity is currently undergoing testing and debugging. The increases in revenue were a result of an increase in the prices of heat supply in response to increased cost of raw materials. Revenues generated are a function of Government regulation as the prices charged are approved by the Government. The Government reviews the pricing of heating from time to time as market conditions change. Also, the cost of raw materials being coal are also regulated by the Government as the price point which we obtain from suppliers is controlled as the Government ensures that such prices are affordable for utility companies. The incentive for the supplier to supply at such prices is that transportation routes are guaranteed and arranged by the Government, thereby saving transportation costs on part of the supplier. Such savings outweigh the reduction in selling price for the supplier.

The losses at Heat Power increased from $128,319 in 2004 to $561,093 in 2005. Heat Power devoted most of its attention during the year to work on the thermoelectric plant which, at the end of the 2005 year, was completed. The expectation of start up of this plant caused increases in all areas of expense, thereby driving up operating costs.

Cost of goods sold of the Company tripled in 2005 compared to 2004. Sales also tripled in 2005. The principal area of sales increase was from coal sales of Coal Group. To satisfy the needs of customers, coal mine production was sharply higher and was supplemented by outside purchases of coal. The cost of coal was higher by $3,063,053. In addition, outbound freight was $1,231,813 in 2005; this expense was not incurred in 2004. The higher demand for coal required that Coal Group incur the cost of delivering much of the coal.

Income before taxes of the Company increased from $1,442,346 to $5,688,003, an increase of $4,245,657. All of this profit increase occurred in Coal Group where profits increased from $1,286,842 to $6,227,465. The rate of profitability increased in Coal Group from 34.7% in 2004 to 50.1% in 2005. This higher rate of profit is a result of efficiencies which are achieved at higher levels of volume, and higher sales prices for coal which were available to us because of the intense increase in market demand.

Total Company segment assets increased from $12,132,713 in 2004 to $22,453,815 in 2005, an increase of $10,321,102. $7,812,648 of this increase occurred at Heat Power, reflecting the cost of building the thermoelectric plant. Assets of Coal Group increased by $2,508,454, from $3,249,312 to $5,757,766. This increase primarily reflects higher receivables, the result of much higher levels of sales activity.

The following is a summary of the expenses we incurred during the period:

Selling Expenses

			%			%	%
	2005	% Sales		2004	% Sales
			Expenses			Expenses	Change

Salaries and Wages	$ 7,265	*	1.2	-	-	-	100
Travel	94,554	*	14.6	-	-	-	100
Repairs	15,953	*	2.5	-	-	-	100
Professional and other	343,668	2.6	53	674,137	5	96	(50)
fees
Conservation fees	177,058	1.4	27.4	-	-	-	100
Other expenses	8,596	*	1.3	25,000	*	4	66

Total expenses	$ 647,094	5	100	$ 699,137		100	7.5

Salaries and Wages. Additional staff was retained in our sales department for the purposes of establishing a marketing and transportation unit with the focus on market research and client relations and research to identify the most cost effective and efficient transportation avenues. This unit was established in 2005. In previous years there was no formal department and such responsibilities were carried by upper management staff.

Travel. Travel expenses were incurred by our sales staff for the purpose of market research. There were no travel expenses in 2004 as our marketing and transportation unit was not established until 2005.

Repairs. Repairs were made for maintenance of transportation equipment (trucks used to transport from coal mine to coal field).

Professional and other Fees. Professional fees in 2004 consist of appraisals made for a building, fixed assets, coal mine, investments and inventory in addition to retaining financial consultants. In 2005 we retained professionals for the purposes of training our sales staff. Appraisals were used, in part, to evaluate assets contributed to the capital of the Company. They were actually capitalized at the original cost to the contributing shareholders.

Conservation Fees. Conservation fees consist of amounts paid for "Water Conservancy Construction Fund". As underground mining may inadvertently pollute underground water supply, the Government requires payment made to the tax department for use in preserving the quality of water. The amount is based on a rate of $ 0.0875 (0.7 RMB) per ton of coal produced. This fund was established in 2005 and is expected to be reoccurring every year.

General and Administrative Expenses
			%			%	%
	2005	% Sales		2004	% Sales
			Expenses			Expenses	Change

Salaries and Wages	$ 100,995	*	12.7	$ 51,766	*	18.8	95
Depreciation	62,219	*	7.8	69,778	*	25.3	(10.8)
Postage and office	22,576	*	2.8	-	-	-	100
Penalties	-	-	-	48,539	*	17.5	(100)
Travel	21,622	*	2.7	-	-	-	100
Repairs	100,964	*	12.7	38,974	*	14.1	159
Professional and other	297,704	2.3	37.6	9,400	*	3.3	-
fees
Other expenses	187,440	1.4	23.7	57,472	*	21	226

Total expenses	$ 793,520	6	100	$ 275,929	2	100	188

Salaries and Wages. Salaries and wages increased as a result of retaining additional staff in our Project Management departments of Heat Power, overseeing the expansion project in XueJiaWan. We also retained additional technical staff such as engineers and other technical staff.

Postage and Office. The increase in 2005 was as a result of posting by our sales staff promotional materials to potential customers. There were no postage and office expenses incurred in 2004 as such initiatives were not implemented until 2005.

Penalties. Penalties were paid in 2004 as a result of a one time assessment by the Taxation Bureau for reasonable estimation of income tax payable based an industry average. The assessment was based on the 2003 taxation year. During this year Coal Group generated a loss mainly as a result of securing fixed price contracts with customers despite the upward market price of coal. Although a loss was generated, the Taxation Bureau assessed taxes based on size of the mine, discounting conditions in which Coal Group was operating. This policy was put into effect only during 2004 and future losses, if any, will not be assessed for income taxes.

Travel. Travel expense was incurred in 2005 as a result of our staff traveling for research and training in coal mine operation and also training for operation of newly constructed thermoelectric plant. Training also encompasses safety measures.

Repairs. Repairs were made mostly to Coal Group's office building consisting of roof repairs. Heat Power also made repairs to its office equipment.

Professional and other Fees. Expenses were incurred for appraisals made of a building, fixed assets, the coal mine, investments, and inventory. We also retained financial consultants.

Interest Expense, Income (2005 - $ 10,768 vs. 2004-$ 16,263)

We earned interest income in 2004 on term deposits held by Coal Group in the amount of $ 16,263. In 2005, we obtained a $ 1,239,000 loan from the China Construction Bank Zhunger Branch for the purpose of funding Heat Power's operation. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. The interest rate is 6.045% payable per month. Coal Group obtained this loan originally and subsequently transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please refer to Exhibit 10.21 (a) and (b).

Performance indicators

We measure our performance through financial and non-financial measures addressed below. Our performance is affected by trends and uncertainties which we experience.

Financial Measures:

1.           Achieve consistent sales levels of $ 8,000,000 each fiscal year.

Our sales are summarized as follows:

	Year Ended	Year Ended,
	Nov 30, 2005	Nov 30, 2004
	(Audited)	(Audited)
Sales	$ 13,052,620	$ 4,320,287

2005 sales surpassed our projected levels and we expect this trend to continue as the coal market continues its upward trend.

2.	Cash flows generated from collection of accounts receivables and customer advances (unearned revenues) of $ 500,000 per month.

3.	Age of accounts receivable average 3 months.

It is common in the coal industry to consider accounts receivables within 1 year old to be current. This is a common perception not only in the industry in which we operate but also among other industries in China. Therefore improving our collection period from current period of approximately 1.5 years to 3 months will be a challenge. However, we may use other tactics to meet these goals such as offering discounts to encourage prepayments on contracts.

Collection of accounts receivables for users of our heating and electrical network varies from 4-6 months.

4.	Increase of the number of coal customers to 400.

5.	Secure 50 contracted coal customers, preferably obtaining deposits prior to delivery of goods.

6.	Secure a further 2 more monopoly contracts with the Inner Mongolia Government to provide heating requirements in undeveloped rural regions.

Current trends in the Industry

Given the increase in demand for coal production for electricity and heating production, the Central Government is encouraging sectors to build more power stations, coking factories, calcium carbide factories and silicon iron factories across the country. The coal industry is expected to grow at a rate of 9.5% per year. Sources: China Daily. A challenge in meeting this demand is transporting coal to nearby regions, such as Shanxi and Hebei Provinces, as transportation routes are currently inefficient or non existent. These routes are expected to be completed in the next 5 years. As a result, sales to these regions during this period may not be at levels we desire.

For Coal Group, methods of circumventing transportation challenges are to receive contracts granted by the Government whereby transportation is guaranteed from LaiYeGou coal mine to final destination. Where contracts are privately arranged, transportation is arranged through the hiring of 3rd party transporters or by customers. In some instances, coal is purchased by 3rd parties close in proximity to train stations where transportation to customer destinations is more efficiently arranged. However, transportation to destinations is limited to those for which routes are in place.

For Heat Power, transportation of coal to our facility is provided by Guanbanwusu, our source for coal .

Coal Group does not have competition in the usual sense of the term that most other businesses experience. There are approximately 30,000 coal mining companies throughout China; however, since demand currently exceeds supply, competition is not a variable which warrants concern in the operations of our business.

China¡¯s coal industry remains large and growing. Its customer base is chronically under-supplied. There are pressures from the Government to use nuclear power instead of coal due to environmental concerns; however, coal reserves in China are abundant and less expensive and a switch to other forms of resources to generate energy is unlikely. China¡¯s coal reserves are expected to last approximately 40 years. Source: China Daily.

The electricity and heating supply industry is also growing; however, the government is taking steps to monitor and control economic growth in the rural areas to ensure that the economy is developing at a stable rate.

Liquidity and Capital Resources Working Capital Needs:

As of November 30, 2005 we had a working capital deficit of $6,108,237. Over the next 12 months, we will require approximately $ 12,529,250 to sustain our working capital needs as follows:

	Coal Group	Heat Power	Total
Materials	4,743,750	2,406,250	7,150,000
Labor	163,750	1,093,750	1,257,500
Overhead	1,092,500	437,500	1,530,000
Selling expense	1,310,000	205,000	1,515,000
Administrative expense	808,000	268,750	1,076,750
total	$ 8,118,000	$ 4,411,250	$ 12,529,250

We anticipate sales will generate cash flows from collection of accounts receivables and cash flow from customer deposits will be sufficient to sustain our working capital needs. However we may require other sources of capital.

Sources of Capital:

If additional capital is needed, we will explore financing options such as shareholder loans. Shareholder loans are payable on demand and interest is calculated at 6.31% per annum. At this time, we have a $ 1,239,000 loan from the China Construction Bank Zhunger Branch for the purpose of funding Heat Power's operation. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. The interest rate is 6.045% payable per month. Coal Group obtained this loan originally and subsequently transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please see Exhibit 10.21 (a) and (b).

Shareholders loans are granted from time to time as required to meet current working capital needs. We have no formal agreement that ensures that we will receive such loans. We may exhaust this source of funding at any time.

We may also receive capital contributions from our shareholders.

Plans for Expansion: Coal Group

In response to the escalating demand for its coal products, Coal Group is investing in infrastructure improvements necessary for increasing annual production capability of the LaiYeGou Coal Mine by 20% to 600,000 tons per year. Infrastructure improvements are expected to commence mid 2006. The total cost for improvements including procurement of mining equipment and construction and project management costs would be approximately $ 10,353,195 funded through shareholder loans or funds raised in the public market. This expansion is in its planning stages and we have received the necessary approvals from Government to commence such improvements.

Our budget and timeline for such expansion is attached in Exhibit 99.11.

Please refer to Exhibit 99.15 for a listing of equipment used in current operations.

Heat Power

Heat Power completed its 2x12 megawatt thermoelectric station in XueJiaWan in December 2005. It is presently being tested and debugged. The total cost of the project through January 2005 was $ 15,772,500 and the plant is expected to be fully operational by May 2006. Heat Power does not intend on taking on any other projects requiring substantial capital in the next 12 months.

We do not know of any trends, events or uncertainties that are likely to have a material impact on our short-term or long-term liquidity other than those factors discussed above.

Cash Flows Operating Activities:

Our cash flows provided by operating activities were $ 2,294,910 for 2005 compared to $ 1,397,426 in 2004. The following summarizes the inflow and outflow of cash for these periods:

	2005	2004

Net profit	$3,924,810	$1,156,309
Decrease (increase) in accounts receivable	(612,214)	806,386
Increase (decrease) in customer deposits	731,172	3,625
Increase in advances to suppliers	2,922,418	(2,058,351)
Decrease (increase) in inventory	(70,389)	2,203,861
Increase in other accounts payable	137,539	(2,384,035)
Other	(428,801)	(2,546,683)

Net Cash Provided (Consumed) By Operating Activities	$6,604,535	$ (2,818,888)

Accounts Receivable. It is common in the coal industry to consider accounts current if they are outstanding for 1 year. We normally have these accounts settled between 1.5 years and 2 years. The collection of accounts for users of our heating and electrical network varies from 4-6 months.

Customer Deposits. Deposits on sales of coal are a normal business practice that ensures that the customer obtains Coal Group's Product at the market price determined on the date of purchase.

Advances to Suppliers. Advances were made to suppliers of materials required for the construction and completion of Heat Power's expansion plan. Prepayment is also a common business practice in China as it allows for a determined price and in some instances will grant us discounts on purchases.

Inventory. Inventory consists of operating supplies used in coal mine operation and raw materials for heat generation.

Other Accounts Payable. These amounts consist of accruals made for freight, repairs and maintenance of heating plants, labor union fees, social insurance, and technical training for our employees.

Investing Activities:

Our cash consumed by investing activities were $ 11,686,838 in 2005 and $1,256,629 in 2004. These consist mainly of amounts expended on Heat Power's construction of its thermoelectric plant. This project commenced in June 2004 and was completed December 2005.

In 2004 we generated $730,555 from the sale of our investment in heat power and received proceeds in the amount of $ 474,203 from the sale of a train.

Financing Activities:

Our cash flows from financing activities were $5,289,828 in 2005 of which $ 1,239,000 was as a result of a short term loan from China Construction Bank Zhunger Branch for the purpose of funding Heat Power's operations. This loan is for a term of 1 year commencing October 13, 2005, with full payment of the loan due October 12, 2006. The interest rate is 6.045% payable monthly. Coal Group obtained this loan and transferred the funds to Heat Power for funding of its operations. The transfer of such funds is not in violation of the loan agreement signed between Coal Group and China Construction Bank Zhunger Branch. Please see Exhibit 10.21 (a) and (b).

The remaining $4,050,828 was shareholder loans advanced to Heat Power for the purpose of funding the XiaJiaWan Expansion. There were no shareholder loans made to Coal Group to fund its operations.

Material Commitments

We do not have any material commitments for capital expenditures as our expansion plans for construction of the thermoelectric plans of Heat Power have been completed as of December 2005, funded through shareholder loans and cash flow generated. Our expansion plans for the LaiYeGou mine of Coal Group are in the planning stage and we have not signed any agreements which require capital commitments. The total cost of the expansion is budgeted to be approximately $ 10,353,195. We have title to all our capital assets consisting of production equipment, automobiles, and office equipment.

Heat Power's offices are currently leased on a month to month basis and Coal Group occupies space purchased in 1998. Coal Group holds title to this property in the form of a 50 year lease from the Government. There are no amounts owing.

Heat Power is obligated to make interest payments on a loan obtained through Coal Group as mentioned above.

Seasonal Aspects

Coal Group¡¯s business is seasonal in that sales are particularly low in February, due to the Chinese New Year holiday. During this time our business is closed for 2 weeks. As a result, sales in March are usually higher.

Heat Power sales level relating to heat generation is particularly low from April through October as the climate in the region is high, reducing heating requirements.

Off Balance Sheet Arrangements We have no off balance sheet arrangements.

DESCRIPTION OF PROPERTY

Principal Business Office

Coal Group

Principal Business Office

Our principal business office is located at No.57, Xinhua East Street, Hohhot City, Inner Mongolia, where our sales, legal, administration, accounting, finance and management departments are located. The third floor is approximately 5,050 square feet and is kept in good condition.

The office building was purchased by our President, Mr. Ding, in July 1998 on behalf of Coal Group and he subsequently transferred title to Coal Group once it obtained a business license. The full purchase price has been paid and no amounts remain outstanding for this property. The building has 3 floors and is 14,674 square feet.

We occupy the 3rd floor and the 1st and 2nd floors are occupied by XianGrong Commercial & Trade Co., Ltd where they operate a restaurant. Coal Group provides this space in exchange for property maintenance and catering services. Catering services and various banquets held throughout the year for promotion purposes cost approximately $25,000. Expenses exceeding $25,000 are paid. Please see Exhibit 10.18.

The property certificates for each floor are attached in Exhibit 99.6 (1st floor), 99.7 (2nd floor), and 99.8 (3rd floor).

The land on which the office building is situated is leased from the PRC Government or previous holders of the lease for a period of 50 years, expiring in 2048. A lease from the PRC Government grants use of land by obtaining a State Owned Land Usage Certificate and a lease obtained through previous lease holders grants use of land by obtaining a Collective Land Usage Certificate. Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation Coal Group must comply with in order to keep the lease is the use of the land as specified in the business license. Any changes in use must be approved by the PRC Government.

LaiYeGou Mine Location & Access

The location of the LaiYeGou mine is south-east of Bianjia Road and is approximately 230 hectares. The location is central as it intersects with national highways making access to the mine central to regional areas through No. 210 National Highway. The distance from LaiYeGou to each location is as follows:

  Dongsheng - 70 km - Exhibit 99.16(a)
  Baotou City - 170km - Exhibit 99.16(b)
  XueJiaWan Town - 145 km - Exhibit 99.16(c)
  Yulin City, Shang¡¯xi Province - 215 km - Exhibit 99.17(d)
  Wuhai City - 370 km - Exhibit 99.16(e)

There are other transportation routes. BaoShen Railway crosses Dongsheng where Dongsheng Coalfield and Shenfu Coalfield are located. These mines are 35 km away from a railway collection station and therefore a convenient location where Coal Group is able to purchase raw materials and transport it to customers. Please refer to Exhibit 99.16(f) ..

Access to the property is monitored strictly by mine managers. Prior to entering the premises, mine managers assess condition and safety reports from the previous day and determine location and safety parameters for employees. Condition and safety reports are prepared on a daily basis and serves as a basis for permitting entry to the mine permitted and locations where employees are permitted to work.

Ownership & Previous Operations

In June 1999 the LaiYeGou mine was acquired and the purchase contract is attached in Exhibit 10.17. The land in which the mine is located is leased for a period of 50 years from the PRC Government. As mentioned previously, land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation we must comply with in order to keep the lease is the use of the land as specified in the business license. Any changes in use must be approved by the PRC Government.

Since acquisition of LaiYeGou, Coal Group¡¯s activities have been coal exploration for the purpose of supplying raw materials to mostly heating and power industries and retail customers. The LaiYeGou mine was previously owned by Inner Mongolia Dongsheng, Dongwang Cashmere and Weave Co., Ltd., which did not use the mine for any exploration.

In order to maintain our business license, we are required to pass random periodic safety inspections which check for gas and water seepage, ventilation, communication methods between in and outside of mine, any breach of environmental laws and certifications of employees who work in the mine. Mine managers and staff must be trained and have mine management qualification certificate obtained through the Coal Safety Production Bureau. To date, we have not breached any of the rules and regulations rendering our mine unsafe. Mine managers on site perform daily safety inspections.

Current Conditions & Plans for Improvements

The LaiYeGou coal mine is an underground operation where capacity is 500,000 metric tons per year. Since acquisition, we have made enhancements such as reconstruction of wider laneways for access to the mine and from mine to coal field, construction of 7 work stations and emergency exits, and improvements to draught system.

Our current program for exploration consists of expanding mining capabilities. Our plans for development consist of increasing annual production capability of the LaiYeGou Coal mine by 20% to 600,000 tons per year commencing May 2006. The total cost for improvements including procurement of mining equipment would be approximately $ 10,353,195 funded by way of shareholder loans, current cash flow and funds raised in the public market.

Equipment Used

The main equipment used on the mining site consists of drilling machines, a central transformer substation, and safety equipment such as a gas controller and exhaust fan which are located inside the mine. This equipment is kept in good condition. The useful life of the equipment is 10 years.

Plant & Equipment	Purchase
Date
Warehouse	Jan. 2000
Dynamite storeroom	Jan. 2001
Cafeteria	Sep. 1999
Construction of work stations	Sep. 1999
No.1 office	Sep. 1999
No.2 office	Sep. 1999
Electric network	Sep. 2002
Electronic scale	June 2002
West bungalow	June 2002
Coal filter	May 2002
Construction for electronic	June 2002
scale
Asphalt road	Aug. 2004

The source of power utilized for the equipment comes from a 10KV single circuit supplied by Changzhang Town and is converted to 380 volts by our transformer. The voltage used on the surface of the mine and inside the mine varies from 220 to 380 volts and 127 to 380 volts, respectively. The expansion of the mine will require additional equipment and is listed in Exhibit 99.15.

Geological Reserves

Occupying an area of 230 hectares at the heart of Shen Fu County near Dongsheng City, this underground coal mine has established geological reserves of 26.09 million metric tons. As of May 2005, we have used 6.59 million tons and 19.5 million tons remain. The product mined is high quality, non-felt coal that has low sulphur, low phosphorus and low ash contents. The estimate of geological reserves was made by Inner Mongolia Coal Field Geology Bureau, an independent 3rd party. The survey was completed in May 2005. Please refer to Exhibit 99.9 and 99.9 (a).

The coal produced meets the stringent environmental standards set by the Central Government of China. The company¡¯s environmentally friendly coal is ideal for general heating applications as well as for power generation, with a heat rating of 6,800¨C7,000 kcal.

Heat Power

Principal Business Office

Heat Power's Administration, Finance, and Heat Station and Project Management Departments are located where the newly constructed thermoelectric plants in Yingze Residential Area, Xuejiawan Town, Zhunger County. The office space is approximately 24,272 square feet.

XueJiaWan Thermoelectric Plant and Office Space

The 3.96 hectares land where the office building is constructed and where our thermoelectric plant will be located is leased from the PRC Government for a period of 50 years, expiring in 2053. Land in China cannot be owned and the only form of ownership is by way of lease for a period of up to 50 years. A regulation we must comply with in order to keep the lease consists of using the land as specified in the business license.

We do not acquire real estate for the purpose of realizing capital gain or for income. We do not hold any investments or interests in real estate, investments in real estate mortgages, or securities of or interests in entities primarily engaged in real estate activities, nor do we expect to do so in the future.

Administrative Branch Office

Our administrative branch office for North American investor relations and U.S. regulatory reporting is located at 6130 Elton Ave., Las Vegas, Nevada 89107.

Our telephone number is 702-216-0472 and our fax number is 604-697-8898. The facility includes answering and English/Chinese translation services, EDGAR filing services, fax services, reception area and shared office and boardroom meeting facilities. This office is provided rent free by our President, Mr. Ding, and is kept in good condition. There are currently no proposed programs for the renovation, improvement or development of the facilities that we currently use. We believe that this arrangement is suitable given the nature of our current operations, and also believe that we will not need to lease additional administrative offices for at least the next 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, both Chinese Corporations, whereby we acquired all the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 shares of our common stock. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The remaining 51% of Heat Power is owned by Coal Group. In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. Although the property was appraised at $ 2,534,000, it has been capitalized at the original cost to our Mr. Ding. In February, 2004 the Mr. Ding transferred this equity interest to Coal Group. In March 2004, Coal Group sold 15% of its interest to another shareholder. In August of 2004, a further 4% interest was sold to a shareholder leaving 51% to be owned by Coal Group. As a result of the Share Exchange Agreement, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power.

Coal Group and Heat Power thus became our wholly-owned subsidiaries. The shareholders of both companies unanimously agreed to enter into the Agreement for the purposes of restructuring in anticipation of becoming listed on the OTC Bulletin Board. We were formed by the shareholders of Coal Group and Heat Power for this purpose and prior to entering into the Agreement; we had no assets, liabilities or equity and had not issued any of our shares. As a result of entering into the Agreement; the shareholders of Coal Group and Heat Power became our shareholders. The 45,000,000 shares were allocated based on the capital contributions or ownership of Coal Group and Heat Power. The Agreement therefore was a non-arms length transaction.

Shareholder Loans

Our shareholders have advanced the following amounts to Heat Power for the purposes of satisfying working capital needs and funding for XueJiaWan Expansion:

Guo Zhiyong	$1,226,253
Hangzhou Dayuan Group Co., Ltd.	4,155,481
Xinghe County Haifu Coal Transportation & Sales Co., Ltd.	1,715,745

Ding Wen Xiang	733,607

Total November 30, 2005	$ 7,831,086

These loans are payable upon demand and interest is charged at 6.31% per annum on balances owing. We have no formalized agreements with our shareholders guaranteeing that certain amounts of funds will be available to us. We may exhaust this source of funding anytime.

We expect this source of funding to continue; however, in the event shareholder loans are no long granted to us, we may obtain long or short term financing or downsize our operations. There are no formal agreements in place with respect to shareholder loans.

To date, we have not entered into any transactions with promoters. Transactions involving our directors, officers, principal shareholders consist of the above noted principal shareholders providing shareholder loans to fund our thermoelectric plant expansion and working capital needs. There is no formal agreement with principal shareholders.

Investments in Related Parties

In September 2003, our President and majority shareholder, Mr. Ding, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at the amount Mr. Ding paid for the assets he contributed. In February, 2004 the Mr. Ding transferred this equity interest to Coal Group. In March 2004, Coal Group sold 15% of its interest another shareholder. In August of 2004, a further 4% interest was sold to a shareholder. The price of each of these transactions was proportionately equal to the total of the appraised value of the property contributed at the time of Mr. Ding's contribution. In the case of each of these sales, the proceeds were loaned to Heat Power.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is no public trading market for our shares in the United States or elsewhere. We anticipate applying for a listing on the OTC Bulletin Board upon effectiveness of this registration statement. There can be no assurance, however, that a public market will materialize.

Stockholders of Our Common Shares

As of April 14, 2006, we had 30 registered shareholders and 45,000,000 shares outstanding.

Rule 144 Shares

Not including shares registered in this prospectus, a total of 12,504,783 (45,000,000-32,495,217) shares of our common stock will be available for resale to the public after November 20, 2006 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 450,000 shares as of the date of this prospectus; or

2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

There are no outstanding options or warrants to purchase, or securities convertible into shares or equity compensation plans. Our issued and outstanding shares could be sold at the appropriate time pursuant to Rule 144 of the Securities Act.

Dividends

We do not anticipate that we will declare any dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our shares, our intention is to retain future earnings for use in our operations and the expansion of our business. We also do not have any securities authorized for issuance under equity compensation plans.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended November 30, 2005 and 2004.

		LONG TERM COMPENSATION
		YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION	RESTRICTED OPTION STOCKS/PAYOUTS SARS AWARDED ($)		LTIP COMPENSATION	ALL OTHER COMPENSATION

NAME	TITLE

WenXiang Ding	President,	2005	$ 6,800	-0-	-0-	-0-	-0-	-0-	-0-
	CEO, Secretary
	and Director
		2004	$ 6,800	-0-	-0-	-0-	-0-	-0-	-0-

YanHua Li	Director	2005	$ 5,100	-0-	-0-	-0-	-0-	-0-	-0-
		2004	$ 5,100	-0-	-0-	-0-	-0-	-0-	-0-

WuSheng Liu	CFO	2005	$ 9,000	-0-	-0-	-0-	-0-	-0-	-0-
		2004	$ 9.000	-0-	-0-	-0-	-0-	-0-	-0-

We have employment agreements with Mr. Ding, Mrs. Li or Mr. Liu. Please see Exhibit 10.14(a)(b)(c).

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Consulting Agreements

We do not have any employment or consulting agreement with any of our officers or directors and we will not pay our directors any amount for acting on the Board of Directors.

FINANCIAL STATEMENTS

November 30, 2005 and 2004 (Audited)

Page

Accountant’s Audit Report	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations and Earnings
Accumulated	F-3
Consolidated Statements of Changes in Stockholders’ Equity	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6

CHINA ENERGY CORPORATION

Consolidated Financial Statements

NOVEMBER 30, 2005

ROBERT G. JEFFREY CERTIFIED PUBLIC ACCOUNTANT 61 BERDAN AVENUE WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE	TEL: 973-628-0022
IN NEW YORK AND NEW JERSEY	FAX: 973-696-9002
MEMBER OF AICPA	E-MAIL: rgjcpa@optonline.net
PRIVATE COMPANIES PRACTICE SECTION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors China Energy Corporation

I have audited the accompanying consolidated balance sheet of China Energy Corporation as of November 30, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended November 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Energy Corporation as of November 30, 2005 and the results of its operations and cash flows for the years ended November 30, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the financial statements, certain errors were discovered in the financial statements of the year ended November 30, 2004. Accordingly, the 2004 statements of income, changes in stockholders' equity and cash flows have been restated to correct the errors and the balances of paid in capital and retained earnings of 2004 have been restated to correct the opening balances.

/s/Robert G. Jeffrey ROBERT G. JEFFREY April 14, 2006 Wayne, New Jersey

-F1-

CHINA ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

November 30, 2005

ASSETS
Current Assets:
Cash	$ 1,931,249
Accounts receivable	979,074
Notes receivable	37,170
Advances to suppliers	226,566
Other accounts receivable	1,937,202
Inventory	176,239
Total current assets	5,287,500
Fixed Assets:
Office equipment and vehicles	3,500,421
Coal mine	208,636
Construction in progress	13,379,975
Total fixed assets	17,089,032
Less accumulated depreciation and depletion	680,021
Net fixed assets	16,409,011
Other Assets:
Long term investment	238,650
Deferred charges	32,402
Deposits	483,268
Total other assets	754,320
Total Assets	$ 22,450,831
LIABILITIES AND STOCKHOLDERS'EQUITY
Current Liabilities:
Notes payable	1,239,000
Accounts payable	678,308
Advances from customers	734,787
Accrued liabilities	370,610
Taxes payable	49,879
Shareholder loans	7,831,086
Other accounts payables	377,339
Total current liabilities	11,281,009
Stockholders' Equity:
Common stock: authorized 200,000,000 shares of
$.001 par value; 45,000,000 issued and outstanding	45,000
Additional paid-in capital	8,655,805
Retained earnings	2,068,145
Statutory reserves	364,967
Other comprehensive income	35,905
Total stockholders' equity	11,169,822
Total Liabilities and Stockholders' Equity	$ 22,450,831

                                                                     The accompanying notes are an integral part of these financial statements.

                                                                                -F2-

CHINA ENERGY CORPORATION CONSOLIDATED STATEMENTS OF INCOME Years Ended November 30, 2005 and 2004

	2005	2004
Revenue	$13,052,620	$ 4,320,287
Cost of sales	5,950,665	2,186,698
Gross profit	7,101,955	2,133,589
Other operating income	5,031	-
Operating expenses:
Selling	647,094	699,137
General and administrative	793,520	275,929
Total expenses	1,440,614	975,066
Operating income	5,666,372	1,158,523
Other income (expense):
Interest income	-	16,263
Interest expense	(10,768)	-
Nonoperating income	37,361	278,681
Nonoperating expense	(7,946)	(11,121)
Income Before Income Taxes	5,685,019	1,442,346
Provision for Income Taxes	1,760,209	286,037
Net Income	3,924,810	1,156,309
Other Comprehensive Income:
Gain on foreign currency conversion	35,905	-___
Total Comprehensive Income	$ 3,960,715	$ 1,156,309
Net Income per share -
Basic and Diluted	$.09	$.03
Weighted average
number of shares
outstanding	45,000,000	45,000,000

                                                                           The accompanying notes are an integral part of these financial statements.

                                                                                       -F3-

CHINA ENERGY CORPORATION CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY For the Years Ended November 30, 2005, and 2004

						Other
	Common Stock		Additional	Retained	Statutory	Comprehensive
	Shares	Amount	Paid in Capital	Earnings	Reserves	Income	Total
Balance, November 30,2003	23,019,660	$23,020	$4,103,509	$(2,648,007)	$ -	$ -	$ 1,478,522
Capital contributions	21,980,340	21,980	4,552,296				4,574,276
Net income for period				1,156,309	-		1,156,309
Balance, November 30, 2004	45,000,000	45,000	8,655,805	(1,491,698)	-	-	7,209,107
Net income for period				3,559,843	364,967		3,924,810
Other comprehensive income						35,905	35,905
Balance, November 30, 2005	45,000,000	$45,000	$8,655,805	$ 2,068,145	$364,967	$35,905	$11,169,822

The accompanying notes are an integral part of these financial statements.

-F4-

CHINA ENERGY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended November 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATIONS:
Net profit	$ 3,924,810	$ 1,156,309
Charges not requiring the outlay of cash:
Depreciation and depletion	344,502	249,497
Gain on disposal of fixed assets	-	(212,249)
Profit on sales of long term investments	-	(66,064)
Provision for bad debts	367	613
Equity interest in loss of investment company	2,984	-
Changes in assets and liabilities:
(Increase) increase in accounts receivable	(612,214)	806,386
Increase in customer deposits	731,162	3,625
(Increase) decrease in other receivables	(1,078,440)	2,712,921
Increase (decrease) in advances to suppliers	2,922,418	(2,058,351)
(Increase) decrease in inventory	(70,389)	2,203,861
Decrease (increase) in prepaid expenses	89,931	(89,931)
(Decrease) increase in taxes payable	(189,818)	145,789
Increase (decrease) in accounts payable	137,539	(2,384,035)
Increase in accrued liabilities	302,710	6,576
Increase (decrease) in advances to employees	50,161	(50,161)
Increase (decrease) in other accounts payable	85,982	(5,243,674)
Increase in notes receivable	(37,170)	-
Net Cash Provided (Consumed) By Operating Activities	6,604,535	(2,818,888)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of computers, automobiles, and equipment	(639,568)	(100,192)
Increase in construction in progress	(11,202,703)	(1,713,372)
Proceeds of sales of fixed assets	-	474,203
Proceeds sales of long term investments	-	730,555
Decrease in deferred charges	155,433	(164,555)
Increase in deposits	-	(483,268)
Net Cash Consumed By	(11,686,838)	(1,256,629)
Investing Activities
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution		1,073,331
Borrowing under short term notes	1,239,000	-
Advances from stockholders	4,050,828	3,780,258
Net Cash Provided By Financing Activities	5,289,828	4,853,589
Exchange rate effect on cash	35,905	-___
Net Change in Cash Balances	243,430	778,072
Cash balance, beginning of period	1,687,819	909,747
Cash balance, end of period	$ 1,931,249	$ 1,687,819

The accompanying notes are an integral part of these financial statements

-F5-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

1. ORGANIZATION and BUSINESS Organization of Company

China Energy Corporation (Energy) is a Nevada corporation, formed October 11, 2002 as Omega Project Consultations, Inc. The name was changed to China Energy Corporation on November 3, 2004. On November 30, 2004, Energy acquired all of the equity interests of Inner Mongolia Tehong Coal Group Co., Ltd. (Coal Group) a corporation organized under the laws of the People's Republic of China (China), in return for shares of common stock. This acquisition has been treated in substance as a capital transaction; it was accounted for as a reverse merger, a procedure that treats the transaction as though Coal Group had acquired Energy.

Historical financial and other information of Coal Group will be presented in all public filings. Under the accounting for a reverse merger, the assets and liabilities of Energy were recorded on the books of Coal Group, the continuing company, at their market values which approximate net realizable value, and the stockholders' equity accounts of Coal Group were reorganized to reflect the shares issued in this transaction.

The accompanying consolidated financial statements include the effect of the acquisition on the financial position of Coal Group and the results of its operations. The consolidated statements of income for the years ended November 30, 2005 and 2004 are based on the historical statements of operations of Coal Group and its subsidiary for those periods.

Business

Coal Group, a subsidiary of Energy, was organized in China on August 8, 2000 as Inner Mongolia Zhunger Tehong Coal Co., Ltd. The name was changed in December 2003. Coal Group produces coal and buys, sells and transports it, serving a large customer base in the Inner Mongolia District of China. Coal Group owns a coal mine in the Inner Mongolia District. The principal customer of this mine is a nearby coking factory. The Company does not view this concentration as a significant risk.

-F6-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

1. ORGANIZATION and BUSINESS (CONTINUED)

In September 2003, the principal shareholder of Coal Group acquired a 70% interest in Inner Mongolia Zhunger Heat Power Co., Ltd. (Heat Power), a China corporation which supplies hot water to a portion of the XuanJiaWan area of the Inner Mongolia District. In February, 2004 the shareholder transferred this equity interest to Coal Group. During March and August 2004, Coal Group sold a total of 19% of Heat Power. During 2003, Heat Power was granted a license, which constitutes a monopoly, to supply hot water to the entire XuanJiaWan area. To provide for this requirement, construction began in 2004 on a thermoelectric plant. When complete, this facility will produce hot water as a byproduct of power generation and will replace the facilities which now produce hot water. The electricity will be sold to a local government agency which supplies the electricity needs of the XuanJiaWan area. Coal to power this thermoelectric plant will come from a local coal mine with which Heat Power has a supply contract. Energy does not believe this concentration constitutes a significant risk.

Simultaneously with the acquisition by Energy of the capital stock of Coal Group, Energy also acquired the 49% of the capital stock of Heat Power not then owned by Coal Group. As a result of that acquisition, Coal Group and the Company together now own 100% of the outstanding capital stock of Heat Power. The total consideration for these acquisitions was 45,000,000 shares of the common stock of Energy. Of this total, 8,028,747 shares were allocated to the minority shareholders (49%) of Heat Power. The assets of Heat Power have been valued on the accounting records at the amounts originally paid for those shares, during the preceding years, by the affected shareholders. Heat Power has been consolidated in these financial statements as of the beginning of the periods presented.

Basis of Consolidation

The consolidated financial statements include the accounts of Energy and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentrations Of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term receivables, advances to suppliers, accounts payable and accrued liabilities, and short term loans payable. These instruments are denominated in the currency of China. At November 30, 2005, Company cash balances were on deposit at financial institutions in China.

-F7-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2004

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Recognition Of Revenue

Revenue is realized from sales of products. Recognition occurs upon delivery. In determining recognition, the following criteria are considered: persuasive evidence exists that there is an arrangement between the buyer and seller; delivery has occurred; the sales price is fixed or determinable; and collectability is reasonably assured.

Fair Value Of Financial Instruments

The carrying amounts of the Company's financial instruments, which include cash, receivables and advances, accounts payable, accrued liabilities and amounts due on short term loans, approximate their fair values at November 30, 2005.

Fixed Assets

Fixed assets are recorded at cost. Depreciation is computed using the straight line method, with lives of five years for electrical and office equipment, ten years for transportation equipment, and 45 years for buildings.

The cost of the coal mine is being written off by depletion charges as coal is extracted cost per ton has been calculated using a geological study to estimate the total quantity of coal available in the mine; depletion charges are calculated by multiplying the cost per ton by the quantities of coal extracted during each period. Costs include the original purchase price of the mine plus costs of mine improvements, principally the cost of road building. Depletion charges were $10,540 and $13,034 in 2005 and 2004, respectively.

Income Taxes

Coal Group and Heat Power generate their income in China where Value Added Tax, Income Tax, City Construction and Development Tax and Education Surcharge taxes are applicable. Energy, Coal Group, and Heat Power do not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Deferred income taxes are recorded to reflect the tax consequences or benefits to future years of any temporary differences between the tax basis of assets and liabilities and amounts recorded on the accounting records, and of net operating loss carryforwards.

-F8-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Inventories

Inventories are valued at the lower of cost or market, with cost being determined on the first in first out basis.

At November 30, 2005 inventories consisted solely of operating supplies.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Investments

Investments in which the Company owns a 20% or greater equity interest are accounted for by the equity method of accounting.

Advertising Costs

The Company will expense advertising costs when the advertisement occurs. There were no advertising expenses in 2005 and 2004.

Net Income Per Share

The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98 (¡°SAB 98¡±). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income (loss) per common share are computed by dividing the amount available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are presented for basic and diluted per share calculations for all years reflected in the accompanying financial statements.

Segment Reporting

Management accounts for the operations of the Company in two segments: Coal Group and Heat Power.

-F9-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

Foreign Currency Translation

All Company assets are located in the Republic of China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi). They are translated into US dollars as follows:

(a) Current assets, current liabilities and long term monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

(b) Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of liabilities; and,

(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from the translation of foreign currency will be included in other comprehensive income. There had been no such gains and losses through July 21, 2005 as the exchange rate up to that date for the Chinese currency was a fixed amount relative to the U.S. dollar.

Statutory Reserve

The Company allocates 10% of its after tax profits, if any, to a Statutory Reserve Fund and 5% to a Statutory Public Welfare Fund, as determined from year to year. These funds are allocated appropriately until reserves reaches 50% of Paid in Capital.

-F10-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

3. RESTATEMENTS

Certain errors affecting the 2004 financial statements have been discovered during an internal review. Correcting these errors resulted in changes in the net income attributable to common shareholders with a resultant increase in retained earnings a decrease in additional paid in capital and certain changes in the statement of cash flows as of December 31, 2004 and for the year then ended. The 2004 financial statements have, therefore, been restated to correct these errors. The restated amounts are compared with the amounts previously reported in the following table.

STATEMENT OF INCOME
	AS ORIGINALLY
	REPORTED	ADJUSTMENTS	AS RESTATED
Revenue	$4,145,205	$ 175,082 (2)	$4,320,287
Cost of sales	3,786,315	1,599,617 (1)	2,186,698
Gross profit	358,890	1,774,699	2,133,589
Selling and
administrative
expenses	925,894	(49,172)(2)	975,066
Operating profit
(loss)	(567,004)	1,725,527	1,158,523
Other income
(expense)	(11,155)	294,978 (1)	283,823
Income (loss) before
taxes	$(578,159)	$2,020,505	$1,442,346

-F11-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

STATEMENT OF CASH FLOWS
	AS ORIGINALLY
	PRESENTED	ADJUSTMENTS	AS RESTATED
Operating Activities:

Net Income (loss)	$ (864,196)	$2,020,505	$ 1,156,309
Depreciation and
depletion	303,178	(53,681)(1)	249,497
Provision for bad debt	-	613	613
Profit on sales of long
term investments	-	(66,064)(1)	(66,064)
Gain on disposal of
fixed assets	(166,906)	(45,343)(1)	(212,249)
Increase (decrease) in
customer deposits	(852,041)	855,666 (1)	3,625
Decrease in other
receivables	1,452,125	1,260,796 (2)	2,712,921
Increase in advances
to suppliers	(1,496,151)	(562,200)(2)	(2,058,351)
Decrease in inventory	1,012,229	1,191,632 (3)	2,203,861
Increase in prepaid
expenses	-	(89,931)(2)	(89,931)
Decrease in accounts
payable	(2,050,231)	(333,804)(1)	(2,384,035)
Increase in accrued
liabilities	-	6,576	6,576
Increase in advances
to employees	-	(50,161)(2)	(50,161)
Increase in other

accounts payable	-	(5,243,674)(1)	(5,243,674)

Net Cash Provided
(Consumed) by
Operating Activities	$(1,709,818)	$(1,109,070)	$(2,818,888)

-F12-

Investing Activities:
Purchase of computers
and automobiles	$(175,053)	$74,861	$ (100,192)
Increase in construction
in progress	(2,011,964)	298,592 (2)	(1,713,372)
Proceeds of sales of
fixed assets	455,593	18,610	474,203
Proceeds of sales of long
term investments	1,288,082	(557,527)(1)	730,555
Increase in deposits	-	(483,268)(2)	(483,268)
Decrease in deferred

charges	-	(164,555)	(164,555)

Net cash consumed by
Investing Activities	$(443,342)	$(813,287)	$(1,256,629)

Financing Activities:
Capital Contribution	$144,980	$928,351 (1)	$ 1,073,331
Advances from

stockholders	2,786,249	994,009 (1)	3,780,258

Cash Provided By
Financing Activities	$2,931,229	$1,922,360)	$ 4,853,589

(1)	Correction of recording of capital contributions at appraised values, rather than at original cost to shareholder, and the resultant affect on income accounts and opening balances of balance sheet accounts.

(2)	Reclassification of amounts in other accounts receivable.

(3)	Correction of accounting for overhead.

These corrections caused changes in the opening balances of the deficit of retained earnings and additional paid in capital, as follows:

	Additional Paid	Retained
	In Capital	Earnings
Balances at Beginning of Year:

As previously reported	$4,556,109	$(1,606,553)
Adjustments to correct accounting

for capital contributions	(452,600)	(1,041,454)

Balances at Beginning of Year, as
restated	4,103,509	(2,648,007)
Results of operations, as restated		1,156,309
Capital contributions, as restated	4,552,296

Balances at End of Year	$8,655,805	$(1,491,698)

                                                           -F13-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

4. RELATED PARTY TRANSACTIONS

In September 2003, the president of Energy acquired a 70% interest in Heat Power in return for assets to be used in the business of Heat Power. At the same time, a second shareholder acquired the remaining 30% interest in Heat Power, for cash. These stock interests were transferred to Coal Group in February 2004 in return for obligations of Coal Group; the obligations were later converted to an equity interest. The assets thus acquired were valued on the books of Heat Power at the original cost to the shareholders.

In February 2004, a shareholder loaned RMB1,000,000 ($121,000) to Heat Power. On the same day Coal Group loaned RMB3,000,000 ($362,000) to Heat Power.

In April 2004 a shareholder loaned RMB10,000,000 ($1,210,000) to Heat Power. In June 2004, the same shareholder loaned another RMB 6,250,000 ($755,000) to Heat Power.

In September 2004, another shareholder loaned RMB4,500,000 ($544,000) to Heat Power. In October 2004, the president of the Company loaned RMB4,906,784 ($593,000) to Heat Power.

All of these shareholder loans bear interest at 6.31% and are due on demand. The total amount due on these loans at November 30, 2004 was $3,780,258. Additional loans were made by shareholders during the 2005 year, and at November 30, 2005 the total of the outstanding loans was $7,831,086, as detailed below:

Guo Zhiyang		$1,226,253
Ding Wen Xiang		733,607
Hangzhou Dayovan Group, Ltd.		4,155,481
Xinghe County Haifu Coal Transportation & Sales Co., Ltd.		1,715,745
	Total	$7,831,086

In March 2004, the Company sold 15% of its interest in Heat Power to a Company shareholder. In August of 2004, the Company sold another 4% interest in Heat Power to another Company shareholder. These interests were later exchanged for capital sock of Energy and have been recorded as capital contributions. In the case of each of these sales, the proceeds were loaned to Heat Power.

The proceeds of these loans have been used by Heat Power to fund construction of a thermoelectric plant. Interest on the loans has, therefore, been capitalized as part of construction cost.

On December 3, 2003 a substantial capital contribution was made to Coal Group by a group of four shareholders who together own a majority of the stock of the Company. That contribution is described in Note 11.

-F14-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

5. ACCOUNTS RECEIVABLE

The balance of accounts receivable has been reduced by a provision for doubtful accounts in the amount of $980.

6. ADVANCES TO SUPPLIERS

As is customary in China, the Company has made advances to its suppliers. At November 30, 2005, advances had been made to 43 suppliers; these totalled $7,519,240. There is no interest due on these advances; the advances are offset against billings as they are made by the suppliers. Of the total outstanding at November 30, 2005, 58% was made to three of the suppliers. All of the advances were made in support of the construction project at Heat Power.

7. LONG TERM INVESTMENT

Coal Group has an investment in a customer of the coal mine. This investment is a 20% equity interest which, since the interest rose to 20%, has been accounted for by the equity method of accounting. This resulted in a $2,984 loss in the 2005 year, which is included in nonoperating income on the statement of income.

8. SHAREHOLDER LOANS

The shareholder loans are due on demand and bear interest at 6.31% .

9. SEGMENT REPORTING

The Company is made up of two segments of business, Coal Group which derives its revenue from the mining and purchase and sale of coal, and Heat Power which derives its revenue by providing hot water to residents and businesses of a local community. Each of these segments is conducted in a separate corporation and each functions independently of the other.

During the periods reported there were no transactions between the two segments. There also were no differences between the measurements used to report operations of the segments and the consolidated operations of the Company. In addition, there were no differences between the measurements of the assets of the reported segments and the assets reported on the consolidated balance sheet.

Significant financial statement amounts are presented below, by segment.

-F15-

CHINA ENERGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
November 30, 2005
Summary of Segment Operations
For the Years Ended November 30,
	2005			2004
	Heat Power	Coal Group	Total	Heat Power	Coal Group	Total

Sales to external
Customers $	824,416	$12,228,204	$13,052,620	$ 612,704	$ 3,707,583	$4,320,287
Intersegment
revenues	-	-	-	-	-	-

Interest income	-	-	-	-	16,263	16,263
Interest expense	-	10,768	10,768	-	-	-

Depreciation and
depletion	182,717	161,791	344,508	171,197	78,300	249,497
Segment profit
(loss)	(561,093)	6,227,465	5,666,372	(128,319)	1,286,842	1,158,523
Significant
noncash items:
Gain on disposal
of fixed assets	-	-	-	-	212,249	212,249
Segment assets	16,696,049	5,754,782	22,450,831	8,883,401	3,249,312	12,132,713
Expenditures
for segment assets:
Construction
in progress	13,379,975	-	13,379,975	2,177,272	-	2,177,272
Other assets	483,268	271,052	754,320	483,268	429,469	912,737

-F16-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

10. OTHER ACCOUNTS RECEIVABLE

All of the items in this account are advances; none has a due date and none bears interest.

11. EXPENSES

Major items included in the selling and general and administrative expenses reported on the statements of operations for the years 2005 and 2004 are detailed below:

		Selling Expenses	General and Administrative Expenses

	2004	2005	2004	2005
Salaries and wages	$-	$ 7,265	$ 51,766	$100,995
Depreciation	-	-	69,778	62,219
Postage and office supplies	-	-	-	22,576
Penalties	-	-	48,539	-
Travel	-	94,554	-	21,622
Repairs	-	15,953	38,974	100,964
Professional and other fees	674,137	343,668	9,400	297,704
Conservation fees	-	177,058	-	-
Other expenses	25,000	8,596	57,472	187,440

Total expenses	$699,137	$647,094	$275,929	$793,520

-F17-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

11. EXPENSES (CONT'D)

Details of the cost of goods sold of 2004 and 2003 are as follows:

		2004	2005

	Salaries	$ 387,893	$ 204,988
	Operating supplies	210,502	109,902
	Depreciation and depletion	155,400	62,342
	Repairs	15,730
	Coal	1,227,476	4,290,529
	Utilities	131,290	35,324
	Outbound freight	-	1,231,813
	Inbound freight	58,407	15,767

	Total	$2,186,698	$5,950,665

12.	SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

There was no cash paid for interest during the 2004 period; payments for interest totalled $10,768 during the 2005 period. There was $1,950,027 paid for income taxes during 2005 and $202,252 paid during 2004. There was no interest paid on the shareholder loans during either 2005 or 2004; all of the interest accrued on those loans has been capitalized by Heat Power.

In September 2003 the president of Energy, who is the largest Energy shareholder, acquired a 70% interest in Heat Power. That interest was acquired through a contribution of property which is used by Heat Power in its operations. The property was capitalized at the amount paid for the property by the president. On December 3, 2003 an additional capital contribution of RMB36,094,194 ($4,360,300) was made by four shareholders. This capital contribution was composed of the following: cash, RMB1,200,000 ($145,000); forgiveness of debt due to shareholders, RMB2,040,000 ($246,400); assumption of debt by shareholders, RMB24,445,957 ($2,953,000); contribution of a building to be used for Company business, RMB8,402,468 ($1,015,200); and contribution of other assets, RMB5,769($700).

The debt which was assumed has been satisfied by the shareholders. The amount recorded on the books for the building was the amount paid for it by the contributing shareholder.

-F18-

CHINA ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

November 30, 2005

13. INCOME TAXES

The Company is required to file income tax returns in both the Untied States and China. Its operations in the United States have been insignificant and income taxes have not been accrued. In China, the Company files tax returns for Heat Power, Coal Group and, although it is part of Coal Group, a separate tax return is required for the operations of the coal mine. During 2004 income taxes accrued for Heat Power. During 2005, taxes accrued for the coal mine. Net operating losses were reported on the other tax returns. The laws of China permit the carryforward for a period of five years of net operating losses. At November 30, 2005, the Chinese entities had net operating losses of $1,621,493 available for future use. If not used, these carryforwards will expire as follows:

2007	$325,489
2008	177,778
2009	1,118,226

Under SFAS No. 109, "Accounting for Income Taxes", recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized. The Company has recorded deferred tax assets as follows:

Deferred tax assets	$291,869
Valuation allowance	291,869
Balance recognized	$-

Chinese law provides that losses cannot be carried forward unless approved by the taxing authority. Included in the 2004 losses is a provision for write off of coal inventory of $1,454,663 which had occurred in prior years but not deducted in those years. An application for approval of these losses has been submitted to the taxing authorities, but a response has not yet been received. If this loss is not approved, it is unlikely that any of the loss carry forwards would be available.

14. CONTINGENCY

As is traditional in China, Coal Group and Heat Power do not carry insurance.

15. RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not anticipate the adoption of recently issued accounting pronouncement to have a significant effect on the Company's results of operations, financial position or cash flows.

-F19-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

Available Information

Upon the effectiveness of our registration statement, we will file reports with the SEC. We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. You may inspect the registration statement, exhibits and schedules filed with the SEC at the Commission¡¯s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Although we are not obligated to send an annual report to our security holders, we will voluntarily send an annual report, including audited financial statements, to any security holder who requests an annual report.

Information Not Required In The Prospectus

Indemnification of Directors and Officers

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes ("NRS") and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws allow us to indemnify our officers and directors up to the fullest extent permitted by Nevada law, but such indemnification is not automatic. Our bylaws provide that indemnification may not be made to or on behalf of a director or officer if a final adjudication by a court establishes that the director or officer's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

Unless limited by our articles of incorporation (which is not the case with our articles of incorporation) a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defence of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

We have been advised that, in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defence of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

We incurred the following expenditures relating to this offering. We are paying all these expenses and will not be reimbursed by the selling shareholders. Selling shareholders are responsible for their own selling costs. The following are all estimates except for the SEC registration fee:

SEC registration fee	$726.69
Transfer Agent Fees	$ 5,000
Accounting and audit fees and expenses	$ 50,000
Legal fees and expenses	$ 40,000

Total	$ 95,726.69

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

RECENT SALES OF UNREGISTERED SECURITIES

On November 30, 2004, we entered into a Share Exchange Agreement with Coal Group and Heat Power, Chinese Corporations whereby we acquired all the issued and outstanding stock of Coal Group and 49% of the issued and outstanding stock of Heat Power for consideration of 45,000,000 of our common stock. The remaining 51% of Heat Power is owned by Coal Group. As a result of this Agreement, Coal Group and Heat Power became our wholly owned subsidiaries. These shares were exempt from registration under Regulation S of the Securities Act as they were made to off-shore, non US residents.

The common stock issuance was exempt from registration pursuant to Section 3(b) and 4(2) of the Securities Act, including Rule 506 of Regulation D and Regulation S promulgated under the Act. We have complied with the requirements of Regulation S by having no directed selling efforts made in the United States, ensuring that the investors are non-U.S. persons with addresses in a foreign country and having the investors make representation to the Company certifying that he or she is not a U.S. person and is not acquiring the common stock for the account or benefit of a U.S. person other than persons who purchased common stock in transactions exempt from the registration requirements of the Securities Act; and also agrees only to sell the common stock in accordance with the registration provisions of the Act or an exemption there from, or in accordance with the provisions of the Regulation.

EXHIBITS

Exhibit	Description
Number

3.1	Certificate of Incorporation, dated October 14, 2002-Omega Project Consultations Inc. *

3.2	Certificate of Incorporation, dated November 3, 2004- China Energy Corporation *

3.3	Articles of Incorporation, dated October 11, 2002- Omega Project Consultations Inc. *

3.4	Certificate Amending Articles of Incorporation dated November 3, 2004 changing our name to "China Energy Corporation" and increase our authorized capital to 200,000,000 from 75,000,000. *

3.5	Bylaws, effective October 12, 2002 *

5.1	Lonsdale Legal Centre Opinion Letter date March 10, 2006

10.1	Share Exchange Agreement between China Energy Corporation and Inner Mongolia Tehong Coal Group Co., Ltd and Inner Mongolia Zhunger Heat Power Co., Ltd., dated November 30, 2004. *

10.2	Monopoly license granted by the Zhunger County People's Government, dated July 29, 2003 *

10.3	Contract with Inner Mongolia Electric Power (Group) Co., Ltd., dated April 30, 2005

10.4	Contract with Inner Mongolia Litai Coking Co., Ltd, January 17, 2006

10.5	Contract with Inner Mongolia Litai Coking Co., Ltd, January 18, 2005 *

10.6	Contract with Zhejiang Energy Fuxing Fuel Co., Ltd, dated January 8, 2005 *

10.7	Contract with GuanBanWuSu Coal Mine, dated January 10, 2006

10.8	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 1 dated May 18, 2004 *

10.9	Contract with No.2 Metallurgy Building & Installing Co., Ltd., Part 2 dated May 18, 2004 *

10.10	Contract with Zhunger Gongxing Construction Engineering Co., Ltd. dated September 10, 2004 *

10.11	Contract with Inner Mongolia Electric Power Building & Installing Co., Ltd. dated May 31, 2004 *

10.12	Contract with Erdos City Tianbao Construction Building Supervising Co., Ltd. dated Sept 17, 2004 *

10.13	Contract with Inner Mongolia Huake Construction Building
Supervising Co., Ltd dated September 17, 2004 *
10.14(a)	Employment Contract dated January 1, 2006 - Mr. Ding
10.14(b)	Employment Contract date January 1, 2006 - Ms. Li
10.14(c)	Employment Contract dated January 1, 2006 - Mr. Liu
10.15	Standard employment contract *
10.16	Coal Pricing Certificate *
10.17	Acquisition of LaiYeGou Coal Mine, dated June 18, 1999 *
10.18	Lease Agreement with Xiangrong Commerce & Trade Co., Ltd
dated July 28, 2004
10.19(a)	Investment in 15% of LiTai dated September 18, 2002
10.19(b)	Investment in 5% of LiTai dated April 18, 2004
10.20(a)	Approval Received from EerDouSi City Coal Bureau for LaiYeGou
Expansion Plan dated December 8, 2005.
10.20(b)	Addendum to Approval Received from EerDouSi City Coal Bureau for LaiYeGou Expansion Plan dated December 8, 2005.
10.21(a)	Capital Loan contract with China Construction Bank Zhunger
Branch dated October 13, 2005
10.21(b)	Transfer of Capital Loan from Coal Group to Heat Power dated
October 13, 2005.
23.1	Consent Letter from Robert Jeffrey, CPA dated March 24, 2006.
99.1	Coal Group Business license, effective August 8, 2000 *
99.2	Heat Power Business License, effective September 28, 2003 *
99.3	Ministry of Finance and National tax administration bureau: Tax exemption for Heat Supply Industries *
99.4	U.S. Department of State - Country Report on Human Rights
Practices - 2003 China *
99.5	Standard Mine Safety Manual *
99.6	Coal Group Property Certificate: 1st Floor-Left *
99.6(a)	Coal Group Property Certificate: 1st Floor-Right *
99.7	Coal Group Property Certificate: 2nd Floor-Left *
99.7(a)	Coal Group Property Certificate: 2nd Floor-Right *
99.8	Coal Group Property Certificate: 3rd Floor-Left *

99.8(a)	Coal Group Property Certificate: 3rd Floor-Right *
99.9	Geological survey of LaiYeGou Mine dated August 10, 1999 *
99.9 (a)	Consent letter from Inner Mongolia Coal Field Geology Bureau dated March 13, 2006.
99.10	Production Flow Chart *
99.11	LaiYeGou Construction Timetable and Monthly Cost
99.12	Environmental Protection Standards
99.13	Heat Power Equipment Listing
99.14	Heating Price Standard determined XueJiaWan Town Zhunger
County, dated November 14, 2005
99.15	Coal Group LaiYeGou Coal Mine Expansion - Equipment Listing
99.16(a)	Map from LaiYeGou to Dongsheng
99.16(b)	Map from LaiYeGou to Baotou City
99.16(c)	Map from LaiYeGou to XueJiaWan Town
99.16(d)	Map from LaiYeGou to Yulin City, Shang'xi Province
99.16(e)	Map from LaiYeGou to Wuhai City
99.16(f)	Map from LaiYeGou to BaoShen Railway

* Incorporated by reference from our Form SB-2 that was originally filed with the SEC on September 27, 2005.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.
             To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)
              Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

              Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20%
              change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
              Include any additional or changed material information on the plan of distribution.

2.
              For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3.
              To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
              For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securitiess of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)
               any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b)
               any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)
                any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser;

5.
             That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to any offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 340A shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and
             Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

             In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hohhot, Inner Mongolia, China on the 26th day of September.

CHINA ENERGY CORPORATION

Date: April 14, 2006

                                                                                    By:  /s/ WenXiang Ding
WenXiang Ding President, Chief Executive Officer and Director

                                                         By:   /s/ WuSheng Liu

WuSheng Liu Secretary, Principal Accounting Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints WenXiang Ding, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

	SIGNATURE	CAPACITY IN WHICH	DATE
SIGNED

By:	/s/ WenXiang Ding	President, Chief Executive	April 14, 2006

	WenXiang Ding	Officer, Secretary Chairman of
the Board and Director

By:	/s/ WuSheng Liu	Principal Accounting Officer	April 14, 2006

WuSheng Liu